Product Supplement No. EQUITY INDICES MITTS-1 (To Series K Prospectus Supplement dated March 25, 2025 and Prospectus dated March 25, 2025, as may be amended) February 11, 2026	Registration Statement No. 333-285508 Filed Pursuant to Rule 424(b)(2)

Market Index Target-Term Securities® “MITTS®” Linked to One or More Equity Indices

•	The MITTS are unsecured senior debt securities issued by Bank of Montreal. Any payments due on the MITTS, including any repayment of principal, will be subject to the credit risk of Bank of Montreal.

•	The return on the MITTS will be based on the performance of an underlying “Market Measure,” which will be an equity index or a basket of equity indices, subject to a Minimum Redemption Amount (defined below) and our credit risk. The MITTS do not pay interest.

•	If the value of the Market Measure increases from its Starting Value to its Ending Value (each as defined below), you will receive at maturity a cash payment per unit (the “Redemption Amount”) that equals the principal amount plus a multiple (the “Participation Rate”) of that increase. The Participation Rate will generally be greater than or equal to 100%. If specified in the applicable term sheet, the Redemption Amount may be subject to a specified cap (the “Capped Value”).

•	If the value of the Market Measure does not change or decreases from its Starting Value to its Ending Value, you will receive a Redemption Amount that is no less than the minimum redemption amount per unit (the “Minimum Redemption Amount”). The Minimum Redemption Amount may be less than or equal to the principal amount. If the Minimum Redemption Amount is less than the principal amount, you may lose a portion of your investment in the MITTS.

•	This product supplement describes the general terms of the MITTS, the risk factors to consider before investing, the general manner in which they may be offered and sold, and other relevant information.

•	For each offering of the MITTS, we will provide you with a pricing supplement (which we refer to as a “term sheet”) that will describe the specific terms of that offering, including the specific Market Measure, the Participation Rate, the Minimum Redemption Amount and the Capped Value, if applicable, and certain related risk factors. The applicable term sheet will identify, if applicable, any additions or changes to the terms specified in this product supplement.

•	The MITTS will be issued in denominations of whole units. Unless otherwise set forth in the applicable term sheet, each unit will have a principal amount of $10. The applicable term sheet may also set forth a minimum number of units that you must purchase.

•	Unless otherwise specified in the applicable term sheet, the MITTS will not be listed on a securities exchange.

•	BofA Securities, Inc. (“BofAS”) and one or more of its affiliates may act as our agents to offer the MITTS and will act in a principal capacity in such role.

The MITTS are the unsecured obligations of Bank of Montreal, and, accordingly, all payments are subject to credit risk. If Bank of Montreal defaults on its obligations, you could lose some or all of your investment. The MITTS are not savings accounts, deposits or other obligations of a depository institution and are not insured by the Canada Deposit Insurance Corporation, the Federal Deposit Insurance Corporation (the “FDIC”), the Deposit Insurance Fund or any other governmental agency. The MITTS are not subject to conversion into Bank of Montreal’s common shares under subsection 39.2(2.3) of the Canada Deposit Insurance Corporation Act.

Potential purchasers of the MITTS should consider the information in “Risk Factors” beginning on page PS-4 of this product supplement, page S-2 of the accompanying prospectus supplement, and page 9 of the accompanying prospectus.

None of the Securities and Exchange Commission (the “SEC”), any state securities commission, or any other regulatory body has approved or disapproved of these securities or passed upon the adequacy or accuracy of this product supplement, the prospectus supplement, or the prospectus. Any representation to the contrary is a criminal offense.

BofA Securities

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MITTS® and “Market Index Target-Term Securities®” are registered service marks of Bank of America Corporation, the parent corporation of BofAS.

PS-i

SUMMARY

The information in this “Summary” section is qualified in its entirety by the more detailed explanation set forth elsewhere in this product supplement, the prospectus supplement, and the prospectus, as well as the applicable term sheet. Neither we nor BofAS have authorized any other person to provide you with any information other than that contained or incorporated by reference in this product supplement, the prospectus supplement, the prospectus, and the applicable term sheet. Neither we nor BofAS take any responsibility for, and can provide no assurance as to the reliability of, any other information that others may give you.

Key Terms:

General:

The MITTS are senior unsecured debt securities issued by Bank of Montreal, and are not insured by the Canada Deposit Insurance Corporation or the FDIC, or secured by collateral. The MITTS rank equally with all of our other unsecured senior debt from time to time outstanding. Any payments due on the MITTS, including any repayment of principal, are subject to our credit risk. If Bank of Montreal defaults on its obligations, you could lose some or all of your investment.

The return on the MITTS will be based on the performance of a Market Measure. If the value of the applicable Market Measure decreases, you will receive at least the Minimum Redemption Amount specified in the applicable term sheet. If the Minimum Redemption Amount is less than the principal amount, you may lose a portion of your investment in the MITTS.

Each issue of the MITTS will mature on the date set forth in the applicable term sheet. We cannot redeem the MITTS at any earlier date. We will not make any payments on the MITTS until maturity, and you will not receive any interest payments.

Market Measure:

The Market Measure may consist of one or more of the following:

•     U.S. broad-based equity indices;

•     U.S. sector or style-based equity indices;

•     non-U.S. or global equity indices; or

•     any combination of the above.

The Market Measure may consist of a group, or “Basket,” of the foregoing. We refer to each equity index included in any Basket as a “Basket Component.” If the Market Measure to which your MITTS are linked is a Basket, the Basket Components will be set forth in the applicable term sheet.

Market Measure Performance:

The performance of the Market Measure will be measured according to the percentage change of the Market Measure from its Starting Value to its Ending Value.

Unless otherwise specified in the applicable term sheet:

The “Starting Value” will be the closing level of the Market Measure on the date when the MITTS are priced for initial sale to the public (the “pricing date”).

If the Market Measure consists of a Basket, the Starting Value will be equal to 100. See “Description of the MITTS—Basket Market Measures.”

The “Ending Value” will equal the average of the closing levels of the Market Measure on each calculation day during the Maturity Valuation Period (each as defined below).

PS-1

If the Market Measure consists of a Basket, the Ending Value will be determined as described in “Description of the MITTS—Basket Market Measures—Ending Value of the Basket.”

If a Market Disruption Event (as defined below) occurs and is continuing on a scheduled calculation day, or if certain other events occur, the calculation agent will determine the Ending Value as set forth in the section “Description of the MITTS—The Starting Value and the Ending Value—Ending Value” or “—Basket Market Measures—Ending Value of the Basket.”

Participation Rate:	The rate at which investors participate in any increase in the value of the Market Measure, as calculated below. The Participation Rate will generally be greater than or equal to 100%, and will be set forth in the applicable term sheet. If the Participation Rate is 100%, your participation in any upside performance of the Market Measure will not be leveraged.

Capped Value:	The maximum Redemption Amount, if applicable to your MITTS. If a Capped Value is applicable to your MITTS, any positive return on the MITTS will be limited to the return represented by the Capped Value specified in the applicable term sheet. We will determine the applicable Capped Value on the pricing date of each issue of the MITTS.

Redemption Amount at Maturity:

At maturity, you will receive a Redemption Amount that is greater than the principal amount if the value of the Market Measure increases from the Starting Value to the Ending Value. However, in no event will the Redemption Amount exceed the Capped Value, if applicable. If the value of the Market Measure decreases from the Starting Value to the Ending Value, you will not receive any positive return on your MITTS, and if the Minimum Redemption Amount is less than the principal amount, your investment will result in a loss.

Any payments due on the MITTS, including any repayment of principal, are subject to our credit risk as issuer of the MITTS.

The Redemption Amount, denominated in U.S. dollars, will be calculated as follows:

You will receive per unit:

The Redemption Amount will not be less than the Minimum Redemption Amount per unit.

Minimum Redemption Amount:	The Minimum Redemption Amount may be less than or equal to the principal amount, as specified in the applicable term sheet.

PS-2

Principal at Risk:	If the Minimum Redemption Amount for your MITTS is less than the principal amount, you will lose a portion of the principal amount of the MITTS if the Ending Value is less than the Starting Value. Further, if you sell your MITTS prior to maturity in the secondary market (if any), you may find that the market value per MITTS is less than the price that you paid for the MITTS, and could be less than the Minimum Redemption Amount.

Calculation Agents:	The calculation agents will make all determinations associated with the MITTS. Unless otherwise set forth in the applicable term sheet, we or one of our affiliates may act as the calculation agent, or we may appoint BofAS or one of its affiliates to act as calculation agent for the MITTS. Alternatively, we (or one of our affiliates) and BofAS (or one of its affiliates) may act as joint calculation agents for the MITTS. See the section entitled “Description of the MITTS—Role of the Calculation Agent.”

Agents:	BofAS and one or more of its affiliates will act as our agents in connection with each offering of the MITTS and will receive an underwriting discount based on the number of units of the MITTS sold. None of the agents is your fiduciary or adviser solely as a result of the making of any offering of the MITTS, and you should not rely upon this product supplement, the applicable term sheet, or the accompanying prospectus or prospectus supplement as investment advice or a recommendation to purchase the MITTS.

Listing:	Unless otherwise specified in the applicable term sheet, the MITTS will not be listed on a securities exchange.

This product supplement relates only to the MITTS and does not relate to any equity index that comprises the Market Measure described in any applicable term sheet. You should read carefully the entire prospectus, prospectus supplement, and this product supplement, together with the applicable term sheet, to understand fully the terms of your MITTS, as well as the tax and other considerations important to you in making a decision about whether to invest in any MITTS. In particular, you should review carefully the sections in this product supplement and the accompanying prospectus supplement and prospectus entitled “Risk Factors,” which highlight a number of risks of an investment in the MITTS, to determine whether an investment in the MITTS is appropriate for you. Additional risk factors may be set forth in the applicable term sheet. If information in this product supplement is inconsistent with the prospectus or prospectus supplement, this product supplement will supersede those documents. However, if information in any applicable term sheet is inconsistent with information in this product supplement, that term sheet will supersede this product supplement.

Neither we nor any agent is making an offer to sell the MITTS in any jurisdiction where the offer or sale is not permitted.

Certain capitalized terms used and not defined in this product supplement have the meanings ascribed to them in the prospectus supplement and prospectus. Unless otherwise indicated or unless the context requires otherwise, all references in this product supplement to “we,” “us,” “our,” or similar references are to Bank of Montreal.

You are urged to consult with your own attorneys and business and tax advisors before making a decision to purchase any MITTS.

PS-3

RISK FACTORS

Your investment in the MITTS is subject to investment risks, many of which differ from those of a conventional debt security. Your decision to purchase the MITTS should be made only after carefully considering the risks, including those discussed below, together with the risk information in the applicable term sheet, in light of your particular circumstances. The MITTS are not an appropriate investment for you if you are not knowledgeable about the material terms of the MITTS or investments in equity or equity-based securities in general.

Structure-related Risks

You may not receive a positive return on your investment and, if the Minimum Redemption Amount is less than the principal amount per unit, your investment will result in a loss if the Market Measure decreases. The return on the MITTS will be based on the performance of the Market Measure. If the value of the Market Measure decreases from the Starting Value to the Ending Value, you will not receive any positive return on your MITTS, and if the Minimum Redemption Amount is less than the principal amount, your investment will result in a loss.

Your return on the MITTS may be less than the yield on a conventional fixed or floating rate debt security of comparable maturity. There will be no periodic interest payments on the MITTS as there would be on a conventional fixed-rate or floating-rate debt security having the same maturity. Any return that you receive on the MITTS may be less than the return you would earn if you purchased a conventional debt security with the same maturity date. As a result, your investment in the MITTS may not reflect the full opportunity cost to you when you consider factors, such as inflation, that affect the time value of money.

Payment on the MITTS is subject to our credit risk, and any actual or perceived changes in our creditworthiness are expected to affect the value of the MITTS. The MITTS are our senior unsecured debt securities. As a result, your receipt of the Redemption Amount at maturity is dependent upon our ability to repay our obligations on the maturity date, regardless of whether the Market Measure increases from the Starting Value to the Ending Value. No assurance can be given as to what our financial condition will be on the maturity date. If we become unable to meet our financial obligations as they become due, you may not receive the amounts (including the Minimum Redemption Amount) payable under the terms of the MITTS.

In addition, our credit ratings are an assessment by ratings agencies of our ability to pay our obligations. Consequently, our perceived creditworthiness and actual or anticipated decreases in our credit ratings or increases in the spread between the yield on our securities and the yield on U.S. Treasury securities (the “credit spread”) prior to the maturity date may adversely affect the market value of the MITTS. However, because your return on the MITTS depends upon factors in addition to our ability to pay our obligations, such as the value of the Market Measure, an improvement in our credit ratings will not reduce the other investment risks related to the MITTS.

Any positive return on your investment will be limited to the return represented by the Capped Value, if applicable, and may be less than a comparable investment directly in the securities included in the Market Measure. The appreciation potential of the MITTS will be limited to the Capped Value, if applicable. In such a case, you will not receive a Redemption Amount greater than the Capped Value, regardless of the extent of the increase in the value of the Market Measure. In contrast, a direct investment in the securities included in the Market Measure would allow you to receive the full benefit of any appreciation in the value of the Market Measure (or those underlying securities).

PS-4

In addition, unless otherwise set forth in the applicable term sheet, the Ending Value will not reflect the value of dividends paid, or distributions made, on the securities included in the Market Measure or any other rights associated with those securities. Thus, any return on the MITTS will not reflect the return you would realize if you actually owned the securities included in the Market Measure.

Additionally, the Market Measure may consist of one or more indices that includes securities traded in a non-U.S. currency that, for purposes of calculating the level of such index, are not converted into U.S. dollars. If the value of that currency strengthens against the U.S. dollar during the term of your MITTS, you may not obtain the benefit of that increase, which you would have received if you had owned the securities included in such index or indices.

The Redemption Amount will not reflect changes in the value of the Market Measure that occur other than during the Maturity Valuation Period. Changes in the value of the Market Measure during the term of the MITTS other than during the Maturity Valuation Period will not be reflected in the calculation of the Redemption Amount. To calculate the Redemption Amount, the calculation agent will compare only the Ending Value to the Starting Value. No other values of the Market Measure will be taken into account. As a result, even if the value of the Market Measure has increased at certain times during the term of the MITTS, you may receive a Redemption Amount that, depending on the Minimum Redemption Amount, is less than the principal amount if the Ending Value is less than the Starting Value. In addition, since the Ending Value will equal the average of the values of the Market Measure on each calculation day during the Maturity Valuation Period, the Ending Value may be less than the value of the Market Measure on any particular calculation day during the Maturity Valuation Period.

If your MITTS are linked to a Basket, increases in the level of one or more of the Basket Components may be offset by decreases in the level of one or more of the other Basket Components. The Market Measure of your MITTS may be a Basket. In such a case, changes in the level of one or more of the Basket Components may not correlate with changes in the level of one or more of the other Basket Components. The level of one or more Basket Components may increase, while the level of one or more of the other Basket Components may decrease or not increase as much. Therefore, in calculating the value of the Market Measure at any time, increases in the level of one Basket Component may be moderated or wholly offset by decreases or lesser increases in the level of one or more of the other Basket Components. If the weightings of the applicable Basket Components are not equal, adverse changes in the levels of the Basket Components that are more heavily weighted would have a greater impact upon the value of the Market Measure and, consequently, the return on your MITTS.

Valuation- and Market-related Risks

The estimated value of the MITTS on the pricing date, based on our proprietary pricing models, will be less than the public offering price. Our initial estimated value of your MITTS will be only an estimate, and will be based on a number of factors. The public offering price of the MITTS may exceed our initial estimated value, because costs associated with offering, structuring and hedging the MITTS will be included in the public offering price, but will not be included in the estimated value. These costs will include any underwriting discount and selling concessions and the cost of hedging our obligations under the MITTS through one or more hedge counterparties (which may be one or more of our affiliates or an agent or its affiliates). Such hedging cost includes our or our hedge counterparty’s expected cost of providing such hedge, as well as the profit we or our hedge counterparty expect to realize in consideration for assuming the risks inherent in providing such hedge. The initial estimated value may be as low as the amount that will be indicated on the cover page of the applicable term sheet.

PS-5

The terms of the MITTS will not be determined by reference to the credit spreads for our conventional fixed-rate debt. To determine the terms of the MITTS, we will use an internal funding rate that represents a discount from the credit spreads for our conventional fixed-rate debt. As a result, the terms of the MITTS will be less favorable to you than if we had used a higher funding rate.

The estimated value of the MITTS will not be an indication of the price, if any, at which any other person may be willing to buy the MITTS from you in the secondary market. Our initial estimated value of the MITTS as of the applicable pricing date will be derived using our internal pricing models. This value will be based on market conditions and other relevant factors, which include volatility of the Market Measure, dividend rates and interest rates. Different pricing models and assumptions, including those used by any agent, its affiliates or other market participants, could provide values for the MITTS that are greater than or less than our initial estimated value. In addition, market conditions and other relevant factors after the pricing date are expected to change, possibly rapidly, and our assumptions may prove to be incorrect. After the applicable pricing date, the value of the MITTS could change dramatically due to changes in market conditions, our creditworthiness, and the other factors set forth in this product supplement and in the applicable term sheet. These changes are likely to impact the price, if any, at which we, BofAS or any of our respective affiliates would be willing to purchase the MITTS from you in any secondary market transactions. Our initial estimated value will not represent a minimum price at which we, BofAS or any of our respective affiliates or any other party would be willing to buy your MITTS in any secondary market at any time.

We cannot assure you that there will be a trading market for your MITTS. If a secondary market exists, we cannot predict how the MITTS will trade, or whether that market will be liquid or illiquid. The development of a trading market for the MITTS will depend on various factors, including our financial performance and changes in the value of the Market Measure. The number of potential buyers of your MITTS in any secondary market may be limited. There is no assurance that any party will be willing to purchase your MITTS at any price in any secondary market.

We anticipate that one or more of the agents or their affiliates will act as a market-maker for the MITTS, but none of them is required to do so and may cease to do so at any time. Any price at which an agent or its affiliates may bid for, offer, purchase, or sell any MITTS may be higher or lower than the applicable public offering price, and that price may differ from the values determined by pricing models that it may use, whether as a result of dealer discounts, mark-ups, or other transaction costs. These bids, offers, or transactions may adversely affect the prices, if any, at which those MITTS might otherwise trade in the market. In addition, if at any time any entity were to cease acting as a market-maker for any issue of the MITTS, it is likely that there would be significantly less liquidity in that secondary market. In such a case, the price at which those MITTS could be sold would likely be lower than if an active market existed.

Unless otherwise stated in the applicable term sheet, we will not list the MITTS on any securities exchange. Even if an application were made to list your MITTS, we cannot assure you that the application will be approved or that your MITTS will be listed and, if listed, that they will remain listed for their entire term. The listing of the MITTS on any securities exchange will not necessarily ensure that a trading market will develop, and if a trading market does develop, that there will be liquidity in the trading market.

PS-6

The MITTS are not designed to be short-term trading instruments, and if you attempt to sell the MITTS prior to maturity, their market value, if any, will be affected by various factors that interrelate in complex ways, and their market value may be less than the principal amount and the Minimum Redemption Amount. The MITTS are not designed to be short-term trading instruments. The Minimum Redemption Amount will apply only if you hold the MITTS to maturity. You have no right to have your MITTS redeemed prior to maturity. If you wish to liquidate your investment in the MITTS prior to maturity, your only option would be to sell them. At that time, there may be an illiquid market for your MITTS or no market at all. Even if you were able to sell your MITTS, there are many factors outside of our control that may affect their market value, some of which, but not all, are stated below. These factors may interact with each other in complex and unpredictable ways, and the impact of any one factor may be offset or magnified by the effect of another factor. The following paragraphs describe a specific factor’s expected impact on the market value of the MITTS, assuming all other conditions remain constant.

•	Value of the Market Measure. We anticipate that the market value of the MITTS prior to maturity generally will depend to a significant extent on the value of the Market Measure. In general, it is expected that the market value of the MITTS will decrease as the value of the Market Measure decreases, and increase as the value of the Market Measure increases. However, as the value of the Market Measure increases, the market value of the MITTS may decrease or may not increase at the same rate. If you sell your MITTS when the value of the Market Measure is less than, or not sufficiently above the Starting Value, then you may receive less than the principal amount and the Minimum Redemption Amount of your MITTS.

In addition, if a Capped Value is specified in the applicable term sheet, because the Redemption Amount will not exceed the applicable Capped Value, we do not expect that the MITTS will trade in any secondary market at a price that is greater than the Capped Value.

•	Volatility of the Market Measure. Volatility is the term used to describe the size and frequency of market fluctuations. The volatility of the Market Measure during the term of the MITTS may vary. In addition, an unsettled international environment and related uncertainties may result in greater market volatility, which may continue over the term of the MITTS. Increases or decreases in the volatility of the Market Measure may have an adverse impact on the market value of the MITTS. Even if the value of the Market Measure increases after the applicable pricing date, if you are able to sell your MITTS before their maturity date, you may receive substantially less than the amount that would be payable at maturity based on that value because of the anticipation that the value of the Market Measure will continue to fluctuate until the Ending Value is determined.

•	Economic and Other Conditions Generally. The general economic conditions of the capital markets in the United States, as well as geopolitical conditions and other financial, political, public health, regulatory and judicial events, natural disasters, acts of terrorism or war, and related uncertainties that affect stock markets generally, may adversely affect the value of the Market Measure and the market value of the MITTS. If the Market Measure includes one or more indices that have returns that are calculated based upon securities traded in one or more non-U.S. markets (a “non-U.S. Market Measure”), the value of your MITTS may also be adversely affected by similar events in the markets of the relevant foreign countries.

•	Interest Rates. We expect that changes in interest rates will affect the market value of the MITTS. In general, if U.S. interest rates increase, we expect that the market value of the MITTS will decrease. In general, we expect that the longer the amount of time that remains until maturity, the more significant the impact of these changes will be on the value of the MITTS. In the case of non-U.S. Market Measures, the level of interest rates in the relevant foreign countries may also affect their economies and in turn the value of the non-U.S. Market Measure, and, thus, the market value of the MITTS may be adversely affected.

PS-7

•	Dividend Yields. In general, if the cumulative dividend yields on the securities included in the Market Measure increase, we anticipate that the market value of the MITTS will decrease.

•	Exchange Rate Movements and Volatility. If the Market Measure of your MITTS includes any non-U.S. Market Measures, changes in, and the volatility of, the exchange rates between the U.S. dollar and the relevant non-U.S. currency or currencies could have an adverse impact on the value of your MITTS, and the Redemption Amount may depend in part on the relevant exchange rates. In addition, the correlation between the relevant exchange rate and any applicable non-U.S. Market Measure reflects the extent to which a percentage change in that exchange rate corresponds to a percentage change in the applicable non-U.S. Market Measure, and changes in these correlations may have an adverse impact on the value of your MITTS.

•	Our Creditworthiness. Our actual and perceived creditworthiness may affect the value of the MITTS.

•	Time to Maturity. There may be a disparity between the market value of the MITTS prior to maturity and their value at maturity. This disparity is often called a time “value,” “premium,” or “discount,” and reflects expectations concerning the value of the Market Measure prior to the maturity date. As the time to maturity decreases, this disparity will likely decrease, such that the market value of the MITTS will approach the expected Redemption Amount to be paid at maturity.

Conflict-related Risks

Trading and hedging activities by us, the agents and our respective affiliates may adversely affect your return on the MITTS and their market value. We, the agents and our other respective affiliates may buy or sell the securities included in the Market Measure or a Basket Component or futures or options contracts or exchange-traded instruments on the Market Measure or Basket Component or their respective component securities, or other listed or over-the-counter derivative instruments whose value is derived from the Market Measure or Basket Component or their respective component securities. We, the agents or our respective affiliates may execute such purchases or sales for our own or their own accounts, for business reasons, or in connection with hedging our obligations under the MITTS. These transactions could adversely affect the value of these securities and, in turn, the value of a Market Measure or a Basket Component or its respective component securities in a manner that could be adverse to your investment in the MITTS. On or before the applicable pricing date, any purchases or sales by us, the agents or our respective affiliates, or others on our or their behalf (including those for the purpose of hedging some or all of our anticipated exposure in connection with the MITTS), may affect the value of the Market Measure or Basket Component or their respective component securities. Consequently, the value of that Market Measure or Basket Component or the securities included in that Market Measure or Basket Component may change subsequent to the pricing date of an issue of the MITTS, which may adversely affect the market value of the MITTS.

PS-8

We, the agents or one or more of our respective affiliates also expect to engage in hedging activities that could affect the value of the Market Measure on the applicable pricing date. In addition, these hedging activities, including the unwinding of a hedge, may decrease the market value of your MITTS prior to maturity, including during the Maturity Valuation Period, and may reduce the Redemption Amount.

We, the agents or one or more of our respective affiliates may purchase or otherwise acquire a long or short position in the MITTS or the securities included in the Market Measure or Basket Component and may hold or resell the MITTS or those securities. For example, the agents may enter into these transactions in connection with any market making activities in which they engage. We cannot assure you that these activities will not adversely affect the value of the Market Measure or Basket Component or the securities included in the Market Measure or Basket Component, the market value of your MITTS prior to maturity or the Redemption Amount.

Our trading, hedging and other business activities, and those of the agents and one or more of our respective affiliates, may create conflicts of interest with you. We, the agents or one or more of our respective affiliates may engage in trading activities related to the Market Measure or a Basket Component, as applicable, and to any securities included in the Market Measure or Basket Component that are not for your account or on your behalf. We, the agents or one or more of our respective affiliates also may issue or underwrite other financial instruments with returns based upon the applicable Market Measure or Basket Component. In addition, in the ordinary course of their business activities, the agents or their affiliates may hold and trade our or our affiliates’ debt and equity securities (or related derivative securities) and financial instruments (including bank loans) for their own account and for the accounts of their customers. Certain of the agents or their affiliates may also have a lending or other financial relationship with us. In order to hedge such exposure, the agents or their affiliates may enter into transactions such as the purchase of credit default swaps or the creation of short positions in our or our affiliates’ securities, including potentially the MITTS. Any such short positions could adversely affect future trading prices of the MITTS. These trading and other business activities may present a conflict of interest between your interest in the MITTS and the interests we, the agents and our respective affiliates may have in our proprietary accounts, in facilitating transactions, including block trades, for our or their other customers, and in accounts under our or their management. These trading and other business activities, if they influence the value of the Market Measure or secondary trading in your MITTS, could be adverse to your interests as a beneficial owner of the MITTS.

We, the agents and our respective affiliates expect to enter into arrangements or adjust or close out existing transactions to hedge our obligations under the MITTS. We, the agents or our respective affiliates also may enter into hedging transactions relating to other securities or instruments that we or they issue, some of which may have returns calculated in a manner related to that of a particular issue of the MITTS. We may enter into such hedging arrangements with one or more of our subsidiaries or affiliates, or with one or more of the agents or their affiliates. Such a party may enter into additional hedging transactions with other parties relating to the MITTS and the applicable Market Measure or Basket Component. This hedging activity is expected to result in a profit to those engaging in the hedging activity, which could be more or less than initially expected, but could also result in a loss. We, the agents and our respective affiliates will price these hedging transactions with the intent to realize a profit, regardless of whether the value of the MITTS increases or decreases or whether the Redemption Amount on the MITTS is more or less than the principal amount of the MITTS. Any profit in connection with such hedging activities will be in addition to any other compensation that we, the agents and any of our respective affiliates receive for the sale of the MITTS, which creates an additional incentive to sell the MITTS to you.

PS-9

There may be potential conflicts of interest involving the calculation agent, which may be us or an affiliate of ours. We may appoint and remove the calculation agent. We or one of our affiliates may be the calculation agent or act as joint calculation agent for the MITTS and, as such, will determine the Starting Value, the Ending Value and the Redemption Amount. Under some circumstances, these duties could result in a conflict of interest between our status as issuer and our or our affiliate’s responsibilities as calculation agent. These conflicts could occur, for instance, in connection with the calculation agent’s determination as to whether a Market Disruption Event has occurred, or in connection with judgments that the calculation agent would be required to make if the publication of a Market Measure is discontinued. See the sections entitled “Description of the MITTS—Market Disruption Events,” “—Adjustments to an Index” and “—Discontinuance of an Index .” The calculation agent will be required to carry out its duties in good faith and using its reasonable judgment. However, because we or one of our affiliates may serve as the calculation agent, potential conflicts of interest could arise. In addition, we may appoint BofAS or one of its affiliates to act as the calculation agent or as joint calculation agent for the MITTS. As the calculation agent or joint calculation agent, BofAS or one of its affiliates will have discretion in making various determinations that affect your MITTS. The exercise of this discretion by the calculation agent could adversely affect the value of your MITTS and may present the calculation agent with a conflict of interest of the kind described under “—Trading and hedging activities by us, the agents, and our respective affiliates may affect your return on the MITTS and their market value” and “—Our trading, hedging and other business activities, and those of the agents or one or more of our respective affiliates, may create conflicts of interest with you” above.

Market Measure-related Risks

No publisher of an index (each an “Index Publisher”) will have any obligations relating to the MITTS. No Index Publisher will have any financial or legal obligation with respect to the MITTS or the amounts to be paid to you, including any obligation to take our needs or the needs of holders of the MITTS into consideration for any reason, including taking any actions that might adversely affect the value of the Market Measure or the value of the MITTS. No Index Publisher will receive any of the proceeds from any offering of the MITTS, and no Index Publisher will be responsible for, or participate in, the offering of the MITTS. No Index Publisher will be responsible for, or participate in, the determination or calculation of the amount receivable by holders of the MITTS.

Neither we nor any agent has made any independent investigation as to the completeness or accuracy of publicly available information regarding any index or as to the future performance of any index. Any prospective purchaser of the MITTS should undertake such independent investigation of the companies included in an index as in its judgment is appropriate to make an informed decision with respect to an investment in the MITTS.

The Index Publisher of an index may adjust it in a way that affects its level, and that Index Publisher has no obligation to consider your interests. Unless otherwise specified in the applicable term sheet, we, the agents and our respective affiliates have no affiliation with any Index Publisher. Consequently, we have no control over the actions of any Index Publisher. An Index Publisher can add, delete or substitute the securities included in the relevant index or make other methodological changes that could change its level. A new security included in an index may perform significantly better or worse than the replaced security, and the performance will impact the level of the applicable index. Additionally, an Index Publisher may alter, discontinue or suspend calculation or dissemination of an index. Any of these actions could adversely affect the value of your MITTS. The Index Publishers will have no obligation to consider your interests in calculating or revising any index.

PS-10

You must rely on your own evaluation of the merits of an investment linked to the applicable Market Measure. In the ordinary course of business, we, the agents and our respective affiliates may have expressed views on expected movements in a Market Measure, a Basket Component or the securities included in the Market Measure or Basket Component, and may do so in the future. These views or reports may be communicated to our clients and clients of these entities. However, these views are subject to change from time to time. Moreover, other professionals who deal in markets relating to a Market Measure, a Basket Component or the securities included in the Market Measure or Basket Component may at any time have significantly different views from those of our affiliates. For these reasons, you are encouraged to derive information concerning a Market Measure, a Basket Component or the securities included in the Market Measure or Basket Component from multiple sources, and you should not rely on the views expressed by our affiliates.

As a holder of the MITTS, you will have no rights to receive shares of any of the securities included in the Market Measure or a Basket Component, as applicable, and you will not be entitled to receive dividends or other distributions by the issuers of those securities. The MITTS are our debt securities. They are not equity instruments, shares of stock, or securities of any other issuer. Investing in the MITTS will not make you a holder of shares of the securities included in the Market Measure or Basket Component, as applicable. You will not have any voting rights, any rights to receive dividends or other distributions, any rights against an Index Publisher, or any other rights with respect to the Market Measure or any of its underlying securities. As a result, the return on your MITTS may not reflect the return you would realize if you actually owned the securities included in any Market Measure or Basket Component and received the dividends paid or other distributions made in connection with them. Additionally, the levels of certain indices reflect only the prices of the securities included in such indices and do not take into consideration the value of dividends paid on those securities. Your MITTS will be paid in cash and you have no right to receive any of the securities included in any index.

Unless otherwise set forth in the applicable term sheet, we and the agents do not control any company included in any index and have not verified any disclosure made by any Index Publisher or any of those companies. We, the agents or our respective affiliates, currently, or in the future, may engage in business with Index Publishers or companies included in an index, and we, the agents or our respective affiliates may from time to time own securities of companies included in an index. However, none of us, the agents or any of our respective affiliates have the ability to control the actions of any Index Publisher or any of these companies or have undertaken any independent review of, or made any due diligence inquiry with respect to, any Index Publisher or any of these companies, unless (and only to the extent that) our securities or the securities of the agents or our respective affiliates are included in that index. In addition, unless otherwise set forth in the applicable term sheet, none of us, the agents or any of our respective affiliates are responsible for the calculation of any index represented by a Market Measure. Unless otherwise specified therein, any information in the applicable term sheet regarding any index is derived from publicly available information. You should make your own investigation into an index.

Unless otherwise set forth in the applicable term sheet, none of the Index Publishers, their affiliates, or any companies included in any index will be involved in any offering of the MITTS or will have any obligation of any sort with respect to the MITTS. As a result, none of those companies will have any obligation to take your interests as holders of the MITTS into consideration for any reason, including taking any corporate actions that might adversely affect the value of the securities included in the Market Measure or the value of the MITTS.

Our business activities and those of the agents relating to the companies included in an index may create conflicts of interest with you. We, the agents and our respective affiliates, at the time of any offering of the MITTS or in the future, may engage in business with the companies included in an index, including making loans to or equity investments in, or providing investment banking, asset management or other services to those companies, their affiliates and their competitors.

PS-11

In connection with these activities, any of these entities may receive information about those companies that we or they will not divulge to you or other third parties. We, the agents and our respective affiliates have published, and in the future may publish, research reports on one or more of these companies. The agents may also publish research reports relating to our or our affiliates’ securities, including the MITTS. This research is modified from time to time without notice and may express opinions or provide recommendations that are inconsistent with purchasing or holding your MITTS. Any of these activities may adversely affect the level of the Market Measure or Basket Component and, consequently, the market value of your MITTS. None of us, the agents or any of our respective affiliates makes any representation to any purchasers of the MITTS regarding any matters whatsoever relating to the issuers of the securities included in a Market Measure or Basket Component. Any prospective purchaser of the MITTS should undertake an independent investigation of the companies included in the Market Measure or Basket Component to a level that, in its judgment, is appropriate to make an informed decision regarding an investment in the MITTS. The composition of the Market Measure or Basket Component does not reflect any investment recommendations from us, the agents or our respective affiliates.

Exchange rate movements may adversely impact the value of the MITTS. If any security included in a Market Measure or a Basket Component, as applicable, is traded in a currency other than U.S. dollars, and, for purposes of calculating the level of the Market Measure or Basket Component, is converted into U.S. dollars, then the level of the Market Measure or Basket Component may depend in part on the relevant exchange rates. If the value of the U.S. dollar strengthens against the currencies of those underlying securities, the value of the applicable Market Measure or Basket Component may be adversely affected and the Redemption Amount may be reduced. Exchange rate movements may be impacted particularly by existing and expected rates of inflation and interest rate levels; political, civil or military unrest; the balance of payments between countries; and the extent of governmental surpluses or deficits in the relevant countries and the United States. All of these factors are in turn sensitive to the monetary, fiscal and trade policies pursued by the governments of those countries and the United States and other countries important to international trade and finance.

If the Market Measure or a Basket Component, as applicable, to which your MITTS are linked includes equity securities traded on foreign exchanges, your return may be affected by factors affecting international securities markets. The value of securities traded outside of the U.S. may be adversely affected by a variety of factors relating to the relevant securities markets. Factors which could affect those markets, and therefore the return on your MITTS, include:

•	Market Liquidity and Volatility. The relevant foreign securities markets may be less liquid and/or more volatile than U.S. or other securities markets and may be affected by market developments in different ways than U.S. or other securities markets.

•	Political, Economic, and Other Factors. The prices and performance of securities of companies in foreign countries may be affected by political, economic, financial, public health, natural disasters, acts of terrorism or war, and social factors in those regions. Direct or indirect government intervention to stabilize a particular securities market and cross-shareholdings in companies in the relevant foreign markets may affect prices and the volume of trading in those markets. In addition, recent or future changes in government, economic, and fiscal policies in the relevant jurisdictions, the possible imposition of, or changes in, currency exchange laws, or other laws or restrictions, and possible fluctuations in the rate of exchange between currencies, are factors that could adversely affect the relevant securities markets. The relevant foreign economies may differ from the U.S. economy in economic factors such as growth of gross national product, rate of inflation, capital reinvestment, resources, and self-sufficiency.

PS-12

In particular, many emerging nations are undergoing rapid change, involving the restructuring of economic, political, financial and legal systems. Regulatory and tax environments may be subject to change without review or appeal, and many emerging markets suffer from underdevelopment of capital markets and tax systems. In addition, in some of these nations, issuers of the relevant securities face the threat of expropriation of their assets, and/or nationalization of their businesses. The economic and financial data about some of these countries may be unreliable.

•	Publicly Available Information. There is generally less publicly available information about foreign companies than about U.S. companies that are subject to the reporting requirements of the SEC. In addition, accounting, auditing, and financial reporting standards and requirements in foreign countries differ from those applicable to U.S. reporting companies.

Other Risk Factors Relating to the Applicable Market Measure

The applicable term sheet may set forth additional risk factors as to the Market Measure that you should review prior to purchasing the MITTS.

Tax-related Risks

You may be required to recognize taxable income on the MITTS prior to maturity. If you are a U.S. investor in the MITTS, you may be required to recognize taxable income with respect to the MITTS prior to maturity, even though you may not receive a corresponding amount of cash. In addition, some or all of your gain, if any, may be treated as ordinary income rather than capital gain. See “United States Federal Income Tax Considerations.”

Non-U.S. investors may be subject to U.S. withholding tax. We intend to treat interest income on the MITTS as U.S.-source income. Therefore, unless an exemption or reduction in rate applies (e.g., under an applicable income tax treaty or the “portfolio interest exception”), payments of such income to non-U.S. investors are expected to be subject to U.S. withholding at a rate of 30%.

In addition, Section 871(m) of the U.S. Internal Revenue Code of 1986, as amended (“Section 871(m)”) imposes a withholding tax of up to 30% on “dividend equivalents” paid or deemed paid to non-U.S. investors with respect to certain financial instruments linked to equities that could pay U.S.-source dividends for U.S. federal income tax purposes. This withholding regime generally applies to financial instruments that substantially replicate the economic performance of one or more underlying U.S. equities, as determined based on tests set forth in the applicable Treasury regulations. The rules under Section 871(m) are complex. Even if we determine that MITTS of any issuance are not subject to Section 871(m), the Internal Revenue Service (the “IRS”) could challenge our determination and assert that withholding is required in respect of those MITTS. Moreover, the application of Section 871(m) to the MITTS may be affected by a non-U.S. investor’s other transactions. Non-U.S. investors should review the discussion under “United States Federal Income Tax Considerations—Tax Consequences to Non-U.S. Holders—Dividend Equivalents under Section 871(m) of the Code” and consult their tax advisers regarding the possible application of Section 871(m) in their particular circumstances.

PS-13

Furthermore, legislation commonly known as “FATCA” and Treasury regulations thereunder generally impose a withholding tax of 30% on payments to certain non-U.S. entities (including financial intermediaries) with respect to certain financial instruments, unless various U.S. information reporting and due diligence requirements (that are in addition to, and potentially significantly more onerous than, the requirement to deliver an IRS Form W-8) have been satisfied. An intergovernmental agreement between the United States and the non-U.S. entity’s jurisdiction may modify these requirements. Withholding under FATCA applies to payments of U.S.-source “fixed or determinable annual or periodical” (FDAP) income. Although the FATCA rules require withholding also on payments of gross proceeds from dispositions of financial instruments that provide for U.S.-source interest or dividends, proposed regulations would eliminate this requirement with respect to gross proceeds, and taxpayers may rely on these proposed regulations pending their finalization. If you are a non-U.S. investor, or a U.S. investor holding MITTS through a non-U.S. financial intermediary, you should consult your tax adviser regarding the potential application of FATCA to the MITTS, including the availability of certain refunds or credits.

We, or our agents, including BofAS, will not be required to pay any additional amounts with respect to any withholding taxes.

PS-14

USE OF PROCEEDS AND HEDGING

We will use the net proceeds we receive from each sale of the MITTS for the purposes described in the accompanying prospectus supplement under “Use of Proceeds.” In addition, we expect that we or our affiliates may use a portion of the net proceeds to hedge our obligations under the MITTS.

PS-15

DESCRIPTION OF THE MITTS

General

Each issue of the MITTS will be part of a series of medium-term notes entitled “Senior Medium-Term Notes, Series K” that will be issued under the senior indenture, as amended and supplemented from time to time. The senior indenture is described more fully in the prospectus and prospectus supplement. The following description of the MITTS supplements and, to the extent it is inconsistent with, supersedes the description of the general terms and provisions of the notes and debt securities set forth under the headings “Description of the Notes We May Offer” in the prospectus supplement and “Description of Debt Securities” in the prospectus. These documents should be read in connection with the applicable term sheet.

The maturity date of the MITTS and the aggregate principal amount of each issue of the MITTS will be stated in the applicable term sheet. If the scheduled maturity date is not a business day, we will make the required payment on the next business day, and no interest will accrue as a result of such delay.

We will not pay interest on the MITTS. Depending on the terms of the MITTS, they may not provide for the full return of principal at maturity, and are subject to our credit risk. The MITTS will be payable only in U.S. dollars.

Prior to the maturity date, the MITTS are not redeemable at our option or repayable at the option of any holder. The MITTS are not subject to any sinking fund. The MITTS are not subject to the defeasance provisions described in the prospectus under the caption “Description of Debt Securities—Defeasance.”

We will issue the MITTS in denominations of whole units. Unless otherwise set forth in the applicable term sheet, each unit will have a principal amount of $10. The CUSIP number for each issue of the MITTS will be set forth in the applicable term sheet. You may transfer the MITTS only in whole units.

Payment at Maturity

At maturity, subject to our credit risk as issuer of the MITTS, you will receive a Redemption Amount, denominated in U.S. dollars. Unless otherwise specified in the applicable term sheet, the “Redemption Amount” will be calculated as follows:

•	If the Ending Value is greater than the Starting Value, then the Redemption Amount will equal:

If so specified in the applicable term sheet, the Redemption Amount will not exceed the “Capped Value” set forth in the applicable term sheet.

•	If the Ending Value is equal to or less than the Starting Value, then the Redemption Amount will equal:

PS-16

The Redemption Amount will not be less than the Minimum Redemption Amount per unit.

The “Participation Rate” will generally be greater than or equal to 100%, unless otherwise set forth in the applicable term sheet. If the applicable term sheet specifies that the Participation Rate is 100%, your participation in any upside performance of the Market Measure will not be leveraged.

The “Minimum Redemption Amount” may be less than or equal to the principal amount, as specified in the applicable term sheet. If the Minimum Redemption Amount is less than the principal amount and the Ending Value is less than the Starting Value, you will lose a portion of your investment in the MITTS.

Each applicable term sheet will provide examples of Redemption Amounts based on a range of hypothetical Ending Values.

The applicable term sheet will set forth information as to the applicable Market Measure, including information as to the historical values of the Market Measure. However, historical values of the Market Measure are not indicative of its future performance or the performance of your MITTS.

An investment in the MITTS does not entitle you to any ownership interest in or any other rights with respect to any of the securities included in the Market Measure, including any voting rights, dividends paid or other distributions made.

The Starting Value and the Ending Value

Starting Value

Unless otherwise specified in the applicable term sheet, the “Starting Value” will be the closing level of the Market Measure on the pricing date.

If the Market Measure consists of a Basket, the Starting Value will be equal to 100. See “—Basket Market Measures.”

Ending Value

Unless otherwise specified in the applicable term sheet, the “Ending Value” will equal the average of the closing levels of the Market Measure on each calculation day during the Maturity Valuation Period.

The “Maturity Valuation Period” means the period consisting of one or more calculation days shortly before the maturity date. The timing and length of the period will be set forth in the applicable term sheet.

A “calculation day” means any scheduled Market Measure Business Day during the Maturity Valuation Period.

Unless otherwise specified in the applicable term sheet, a “Market Measure Business Day” means a day on which (1) the New York Stock Exchange (the “NYSE”) and The Nasdaq Stock Market, or their successors, are open for trading and (2) the applicable index (or any successor) is calculated and published.

PS-17

If (i) a Market Disruption Event occurs on a scheduled calculation day during the Maturity Valuation Period or (ii) any scheduled calculation day is determined by the calculation agent not to be a Market Measure Business Day by reason of an extraordinary event, occurrence, declaration, or otherwise (any such day in either (i) or (ii) being a “non-calculation day”), the closing level of the Market Measure for the applicable non-calculation day will be the closing level of the Market Measure on the next calculation day that occurs during the Maturity Valuation Period. For example, if the first and second scheduled calculation days during the Maturity Valuation Period are non-calculation days, then the closing level of the Market Measure on the next calculation day will also be deemed to be the closing level for the Market Measure on the first and second scheduled calculation days during the Maturity Valuation Period. If no further scheduled calculation days occur after a non-calculation day, or if every scheduled calculation day after that non-calculation day is also a non-calculation day, then the closing level of the Market Measure for that non-calculation day and for each following non-calculation day, if any, will be determined (or, if not determinable, estimated) by the calculation agent in a manner which the calculation agent considers commercially reasonable under the circumstances on the last scheduled calculation day during the Maturity Valuation Period, regardless of whether that last scheduled calculation day is a non-calculation day.

If the Market Measure consists of a Basket, the Ending Value of the Basket will be determined as described in “—Basket Market Measures.”

Market Disruption Events

As to any index, a “Market Disruption Event” means one or more of the following events, as determined by the calculation agent in its sole discretion:

(A)	the suspension of or material limitation on trading, in each case, for more than two consecutive hours of trading, or during the one-half hour period preceding the close of trading, on the primary exchange where the securities included in an index trade (without taking into account any extended or after-hours trading session), in 20% or more of the securities which then comprise the index or any successor index; or

(B)	the suspension of or material limitation on trading, in each case, for more than two consecutive hours of trading, or during the one-half hour period preceding the close of trading, on the primary exchange that trades options contracts or futures contracts related to the index (without taking into account any extended or after-hours trading session), whether by reason of movements in price otherwise exceeding levels permitted by the relevant exchange or otherwise, in options contracts or futures contracts related to the index, or any successor index.

For the purpose of determining whether a Market Disruption Event as to any index has occurred:

(1)	a limitation on the hours in a Market Measure Business Day and/or number of days of trading will not constitute a Market Disruption Event if it results from an announced change in the regular business hours of the relevant exchange;

(2)	a decision to permanently discontinue trading in the relevant futures or options contracts related to the index, or any successor index, will not constitute a Market Disruption Event;

(3)	a suspension in trading in a futures or options contract on the index, or any successor index, by a major securities market by reason of (a) a price change violating limits set by that securities market, (b) an imbalance of orders relating to those contracts, or (c) a disparity in bid and ask quotes relating to those contracts will constitute a suspension of or material limitation on trading in futures or options contracts related to the index or any successor index;

PS-18

(4)	a suspension of or material limitation on trading on the relevant exchange will not include any time when that exchange is closed for trading under ordinary circumstances; and

(5)	if applicable to indices with component securities listed on the NYSE, for the purpose of clause (A) above, any limitations on trading during significant market fluctuations under NYSE Rule 80B, or any applicable rule or regulation enacted or promulgated by the NYSE or any other self-regulatory organization or the SEC of similar scope as determined by the calculation agent, will be considered “material.”

Adjustments to an Index

After the applicable pricing date, an Index Publisher may make a material change in the method of calculating an index or in another way that changes the index such that it does not, in the opinion of the calculation agent, fairly represent the level of the index had those changes or modifications not been made. In this case, the calculation agent may, in its sole discretion, at the close of business in New York, New York, on each date that the closing level is to be calculated, make adjustments to the index. Those adjustments will be made in good faith as necessary to arrive at a calculation of a level of the index as if those changes or modifications had not been made, and calculate the closing level of the index, as so adjusted.

Discontinuance of an Index

After the applicable pricing date, an Index Publisher may discontinue publication of an index to which an issue of the MITTS is linked. The Index Publisher or another entity may then publish a substitute index that the calculation agent determines, in its sole discretion, to be comparable to the original index (a “successor index”). If this occurs, the calculation agent will substitute the successor index as calculated by the relevant Index Publisher or any other entity and calculate the Ending Value as described under “—The Starting Value and the Ending Value” or “—Basket Market Measure,” as applicable. If the calculation agent selects a successor index, the calculation agent will give written notice of the selection to the trustee, to us, and to the holders of the MITTS. Under these circumstances, the calculation agent may in its sole discretion adjust any value of the original index and the successor index (including but not limited to the Starting Value, any value derived from the Starting Value, the Ending Value and the closing level or any other relevant value of the original index or the successor index on any calculation ay) with a view to offsetting, to the extent practicable, any difference in the relative levels of the original index and the successor index at the time the original index is replaced by the successor index.

If an Index Publisher discontinues publication of the index before the end of the Maturity Valuation Period and the calculation agent does not select a successor index, then on each day that would have been a calculation day, until the earlier to occur of:

•	the determination of the Ending Value; and

•	a determination by the calculation agent that a successor index is available,

the calculation agent will compute a substitute level for the index in accordance with the procedures last used to calculate the index before any discontinuance. The calculation agent will make available to holders of the MITTS information regarding those levels by means of Bloomberg L.P., Thomson Reuters, a website, or any other means selected by the calculation agent in its reasonable discretion.

PS-19

If a successor index is selected or the calculation agent calculates a level as a substitute for an index, the successor index or level will be used as a substitute for all purposes, including for the purpose of determining whether a Market Disruption Event exists.

Notwithstanding these alternative arrangements, any modification or discontinuance of the publication of any index to which your MITTS are linked may adversely affect trading in the MITTS.

Basket Market Measures

If the Market Measure to which your MITTS are linked is a Basket, the Basket Components and if necessary, the definition of Market Measure Business Day, will be set forth in the applicable term sheet. We will assign each Basket Component a weighting (the “Initial Component Weight”) so that each Basket Component represents a percentage of the Starting Value of the Basket on the pricing date. The Basket Components may or may not have equal Initial Component Weights, as set forth in the applicable term sheet.

Determination of the Component Ratio for Each Basket Component

The “Starting Value” of the Basket will be equal to 100. We will set a fixed factor (the “Component Ratio”) for each Basket Component on the pricing date, based upon the weighting of that Basket Component. The Component Ratio for each Basket Component will equal:

•	the Initial Component Weight (expressed as a percentage) for that Basket Component, multiplied by 100; divided by

•	the closing level of that Basket Component on the pricing date.

Each Component Ratio will be rounded to eight decimal places.

The Component Ratios will be calculated in this way so that the Starting Value of the Basket will equal 100 on the pricing date. The Component Ratios will not be revised subsequent to their determination on the pricing date, except that the calculation agent may in its good faith judgment adjust the Component Ratio of any Basket Component in the event that Basket Component is materially changed or modified in a manner that does not, in the opinion of the calculation agent, fairly represent the value of that Basket Component had those material changes or modifications not been made.

PS-20

The following table is for illustration purposes only, and does not reflect the actual composition, Initial Component Weights, or Component Ratios, which will be set forth in the applicable term sheet.

Example: The hypothetical Basket Components are Index ABC, Index XYZ, and Index RST, with their Initial Component Weights being 50.00%, 25.00% and 25.00%, respectively, on a hypothetical pricing date:

Basket Component	Initial Component Weight	Hypothetical Closing Level(1)	Hypothetical Component Ratio(2)	Initial Basket Value Contribution

Index ABC	50.00%	500.00	0.10000000	50.00

Index XYZ	25.00%	2,420.00	0.01033058	25.00

Index RST	25.00%	1,014.00	0.02465483	25.00

Starting Value				100.00

(1)	This column sets forth the hypothetical closing level of each Basket Component on the hypothetical pricing date.

(2)	The hypothetical Component Ratio for each Basket Component equals its Initial Component Weight (expressed as a percentage) multiplied by 100, and then divided by the hypothetical closing level of that Basket Component on the hypothetical pricing date, with the result rounded to eight decimal places.

Unless otherwise stated in the applicable term sheet, if a Market Disruption Event occurs on the pricing date as to any Basket Component or the pricing date is determined by the calculation agent not to be a Market Measure Business Day for any Basket Component by reason of an extraordinary event, occurrence, declaration or otherwise, the calculation agent will establish the closing level of that Basket Component (the “Basket Component Closing Level”), and thus its Component Ratio, based on the closing level of that Basket Component on the first Market Measure Business Day following the pricing date on which no Market Disruption Event occurs for that Basket Component. In the event that a Market Disruption Event or non-Market Measure Business Day occurs for that Basket Component on the pricing date and on each scheduled Market Measure Business Day thereafter to and including the second scheduled Market Measure Business Day following the pricing date, the calculation agent (not later than the close of business in New York, New York on the second scheduled Market Measure Business Day following the pricing date) will estimate the Basket Component Closing Level, and thus the applicable Component Ratio, in a manner that the calculation agent considers commercially reasonable. The applicable final term sheet will provide the Basket Component Closing Level, a brief statement of the facts relating to the establishment of the Basket Component Closing Level (including the applicable Market Disruption Event(s)), and the applicable Component Ratio.

For purposes of determining whether a Market Disruption Event has occurred as to any Basket Component, “Market Disruption Event” will have the meaning stated above in
“—Market Disruption Events.”

PS-21

Ending Value of the Basket

The “Ending Value” of the Basket will equal the average value of the Basket on each calculation day during the Maturity Valuation Period.

The calculation agent will calculate the value of the Basket for a calculation day by summing the products of the closing level of each Basket Component on that calculation day and the Component Ratio for that Basket Component. The value of the Basket will vary based on the increase or decrease in the level of each Basket Component. Any increase in the level of a Basket Component (assuming no change in the level of the other Basket Component or Basket Components) will result in an increase in the value of the Basket. Conversely, any decrease in the level of a Basket Component (assuming no change in the level of the other Basket Component or Basket Components) will result in a decrease in the value of the Basket.

Unless otherwise specified in the applicable term sheet, if, for any Basket Component (an “Affected Basket Component”), (i) a Market Disruption Event occurs on a scheduled calculation day during the Maturity Valuation Period or (ii) any scheduled calculation day is determined by the calculation agent not to be a Market Measure Business Day by reason of an extraordinary event, occurrence, declaration, or otherwise (any such day in either (i) or (ii) being a “non-calculation day”), the calculation agent will determine the closing levels of the Basket Components for that non-calculation day, and as a result, the Ending Value, as follows:

•	The closing level of each Basket Component that is not an Affected Basket Component will be its closing level on such non-calculation day.

•	The closing level of each Basket Component that is an Affected Basket Component for the applicable non-calculation day will be determined in the same manner as described in the fifth paragraph of subsection “—The Starting Value and the Ending Value—Ending Value,” provided that references to “Market Measure” will be references to “Basket Component.”

For purposes of determining whether a Market Disruption Event has occurred as to any Basket Component, “Market Disruption Event” will have the meaning stated above in“—Market Disruption Events.”

Role of the Calculation Agent

The calculation agent has the sole discretion to make all determinations regarding the MITTS as described in this product supplement, including determinations regarding the Starting Value, the Ending Value, the Market Measure, the Redemption Amount, any Market Disruption Events, a successor index, Market Measure Business Days, business days, calculation days, non-calculation days, and determinations related to any adjustments to, or discontinuance of, any index. Absent manifest error, all determinations of the calculation agent will be conclusive for all purposes and final and binding on you and us, without any liability on the part of the calculation agent.

We or one of our affiliates may act as the calculation agent, or we may appoint BofAS or one of its affiliates as the calculation agent for each issue of the MITTS. Alternatively, we (or one of our affiliates) and BofAS (or one of its affiliates) may act as joint calculation agents for the MITTS. When we refer to a “calculation agent” in this product supplement or in any term sheet, we are referring to the applicable calculation agent or joint calculation agents, as the case may be. However, we may change the calculation agent at any time without notifying you. The identity of the calculation agent will be set forth in the applicable term sheet.

PS-22

Same-Day Settlement and Payment

The MITTS will be delivered in book-entry form only through The Depository Trust Company against payment by purchasers of the MITTS in immediately available funds. We will pay the Redemption Amount in immediately available funds so long as the MITTS are maintained in book-entry form.

Events of Default and Acceleration

Events of default are defined in the senior indenture. If such an event occurs and is continuing, unless otherwise stated in the applicable term sheet, the amount payable to a holder of the MITTS upon any acceleration permitted under the senior indenture will be equal to the Redemption Amount described under the caption “—Payment at Maturity,” determined as if the date of acceleration were the maturity date of the MITTS and as if the final calculation day of the Maturity Valuation Period were the fifth Market Measure Business Day prior to the date of acceleration. If a bankruptcy proceeding is commenced in respect of us, your claim may be limited under applicable bankruptcy law. In case of a default in payment of the MITTS, whether at their maturity or upon acceleration, they will not bear a default interest rate. For additional discussion of these matters, please see the discussion in the prospectus under the headings “Description of Debt Securities – Modification and Waiver of the Debt Securities” beginning on page 34 and “– Events of Default” beginning on page 40.

Listing

Unless otherwise specified in the applicable term sheet, the MITTS will not be listed on a securities exchange.

PS-23

SUPPLEMENTAL PLAN OF DISTRIBUTION

BofAS and one or more of its affiliates may act as our agents for any offering of the MITTS. The agents may act on either a principal basis or an agency basis, as set forth in the applicable term sheet. Each agent will be a party to the distribution agreement described in the “Plan of Distribution (Conflicts of Interest)” on page 74 of the accompanying prospectus and “Supplemental Plan of Distribution (Conflicts of Interest)” on page S-51 of the accompanying prospectus supplement.

Each agent will receive an underwriting discount that is a percentage of the aggregate principal amount of the MITTS sold through its efforts, which will be set forth in the applicable term sheet. You must have an account with the applicable agent in order to purchase the MITTS.

None of the agents is acting as your fiduciary or advisor solely as a result of the making of any offering of the MITTS, and you should not rely upon this product supplement, the applicable term sheet, or the accompanying prospectus or prospectus supplement as investment advice or a recommendation to purchase any MITTS. You should make your own investment decision regarding the MITTS after consulting with your legal, tax, and other advisors.

BofAS and its affiliates may use this product supplement, the prospectus supplement, and the prospectus, together with the applicable term sheet, in market-making transactions for any MITTS after their initial sale solely for the purpose of providing investors with the description of the terms of the MITTS that were made available to investors in connection with the initial distribution of the MITTS. Secondary market investors should not, and will not be authorized to rely on these documents for information regarding Bank of Montreal or for any purpose other than that described in the immediately preceding sentence.

PS-24

SUPPLEMENTAL TAX CONSIDERATIONS

The following is a general description of certain tax considerations relating to the MITTS. It does not purport to be a complete analysis of all tax considerations relating to the MITTS. Prospective purchasers of the MITTS should consult their tax advisors as to the consequences under the tax laws of the country of which they are resident for tax purposes and the tax laws of Canada and the United States of acquiring, holding and disposing of the MITTS and receiving payments of principal and/or other amounts under the MITTS. This summary is based upon the law as in effect on the date of this product supplement and is subject to any change in law that may take effect after such date.

CANADIAN FEDERAL INCOME TAX SUMMARY

In the opinion of Torys LLP, our Canadian federal income tax counsel, the following summary describes the principal Canadian federal income tax considerations generally applicable to a purchaser who acquires from us as the beneficial owner the MITTS offered by this document, and who, at all relevant times, for purposes of the Income Tax Act (Canada) and the Income Tax Regulations (collectively, the “Tax Act”), (1) is not, and is not deemed to be, resident in Canada; (2) deals at arm’s length with us and with any transferee resident (or deemed to be resident) in Canada to whom the purchaser disposes of MITTS, (3) is not affiliated with us, (4) does not receive any payment of interest on an MITTS in respect of a debt or other obligation to pay an amount to a person with whom we do not deal at arm’s length, (5) does not use or hold securities in a business carried on in Canada and (6) is not a “specified shareholder” of ours as defined in the Tax Act for this purpose or a non-resident person not dealing at arm’s length with such “specified shareholder” (a “Holder”). Special rules, which are not discussed in this summary, may apply to a non-Canadian holder that is an insurer that carries on an insurance business in Canada and elsewhere.

 This summary does not address the possible application of the “hybrid mismatch arrangement” rules in the Tax Act (the “Hybrid Mismatch Rules”) to a Holder (i) that disposes of an MITTS to a person or entity with which it does not deal at arm’s length or to an entity that is a “specified entity” with respect to the Holder or in respect of which the Holder is a “specified entity,” (ii) that disposes of an MITTS under, or in connection with, a “structured arrangement”, or (iii) in respect of which we are a “specified entity” (as such terms are defined in subsection 18.4(1) of the Tax Act). Such Holders should consult their own tax advisors.

 This summary supersedes and replaces in its entirety the section of the prospectus entitled “Canadian Taxation.”

 This summary is based on the current provisions of the Tax Act and on counsel’s understanding of the current administrative policies and assessing practices of the Canada Revenue Agency published in writing prior to the date hereof. This summary takes into account all specific proposals to amend the Tax Act publicly announced by or on behalf of the Minister of Finance (Canada) prior to the date of this document other than the proposed amendments to the Hybrid Mismatch Rules released for consultation on January 29, 2026 (the “Proposed Amendments”), and assumes that all Proposed Amendments will be enacted in the form proposed. However, no assurances can be given that the Proposed Amendments will be enacted as proposed, or at all. This summary does not otherwise take into account or anticipate any changes in law or administrative policy or assessing practice whether by legislative, administrative or judicial action nor does it take into account tax legislation or considerations of any province, territory or foreign jurisdiction, which may differ from those discussed herein.

Canadian federal income tax considerations applicable to the MITTS may be described more particularly when such MITTS are offered (and then only to the extent material) in a pricing supplement related thereto if they are not addressed by the comments following and, in that event, the following will be superseded thereby to the extent indicated in that pricing supplement. These Canadian federal income tax considerations may also be supplemented, amended and/or replaced in a pricing supplement.

PS-25

 This summary is of a general nature only and is not, and is not intended to be, legal or tax advice to any particular holder. This summary is not exhaustive of all Canadian federal income tax considerations. Accordingly, prospective purchasers of the MITTS should consult their own tax advisors having regard to their own particular circumstances.

Interest paid or credited or deemed for purposes of the Tax Act to be paid or credited on an MITTS (including amounts on account of or in lieu of payment of, or in satisfaction of interest any amount paid at maturity in excess of the principal amount and interest deemed to be paid on a MITTS in certain cases where an MITTS is redeemed in whole or in part, cancelled, repurchased or purchased by us or any other person resident or deemed to be resident in Canada from a Holder or is otherwise assigned or transferred by a Holder to us or any other resident or deemed resident of Canada, other than an MITTS which is an “excluded obligation”, as defined in the Tax Act for this purpose) to a Holder generally will not be subject to Canadian non-resident withholding tax, unless any portion of such interest (other than on a “prescribed obligation,” as defined in the Tax Act for this purpose) is contingent or dependent on the use of or production from property in Canada or is computed by reference to revenue, profit, cash flow, commodity price or any other similar criterion or by reference to dividends paid or payable to shareholders of any class or series of shares of the capital stock of a corporation (“participating debt interest”). The administrative policy of the Canada Revenue Agency is that interest paid on a debt obligation is generally not participating debt interest unless, in general, it is reasonable to consider that there is a material connection between the index or formula to which any amount payable under the debt obligation is calculated and the profits of the issuer. With respect to any interest or deemed interest on an MITTS, including any portion of the principal amount of an MITTS in excess of the issue price, such interest or principal, as the case may be, paid or credited to a Holder should not be subject to Canadian non-resident withholding tax, unless otherwise specified in the applicable pricing supplement.

 If an amount of interest paid by us on an MITTS were to be non-deductible by us in computing our income as a result of the application of subsection 18.4(4) of the Tax Act, such amount of interest would be deemed to have been paid by us as a dividend, and not to have been paid by us as interest, and be subject to Canadian non-resident withholding tax. Subsection 18.4(4) would apply only if a payment of interest by us on an MITTS constituted the deduction component of a “hybrid mismatch arrangement” under which the payment arises within the meaning of paragraph 18.4(3)(b) of the Tax Act.

No payment of interest by us on an MITTS should be considered to arise under a “hybrid mismatch arrangement” as no such payment should be considered to arise under or in connection with a “structured arrangement,” both as defined in subsection 18.4(1) of the Tax Act, on the basis that (i) based on pricing data and analysis provided to Torys LLP by us in relation to these MITTS, it should not be reasonable to consider that any economic benefit arising from any “deduction/non-inclusion mismatch” as defined in subsection 18.4(6) of the Tax Act is reflected in the pricing of the MITTS, and (ii) it should also not be reasonable to consider that the MITTS were designed to, directly or indirectly, give rise to any “deduction/non-inclusion mismatch.”

 Generally, there are no other taxes on income (including taxable capital gains) payable by a Holder on interest, discount, or premium in respect of an MITTS or on the proceeds received by a Holder on the disposition of an MITTS (including redemption, cancellation, purchase or repurchase).

PS-26

UNITED STATES FEDERAL INCOME TAX CONSIDERATIONS

The following is a discussion of material U.S. federal income tax consequences of the ownership and disposition of the MITTS. This discussion applies to you only if you hold them as capital assets within the meaning of Section 1221 of the U.S. Internal Revenue Code of 1986, as amended (the “Code”).

This discussion assumes that the MITTS will be denominated in U.S. dollars, settled in cash, and will not pay interest prior to maturity. This discussion may be supplemented, modified or superseded by disclosure set out in an applicable pricing supplement regarding additional or alternative U.S. federal income tax consequences, and therefore should be read in conjunction with the applicable pricing supplement.

This discussion does not address any minimum tax or Medicare contribution tax consequences, the income inclusion acceleration rules set forth in Section 451(b) of the Code, or any other tax consequences that may be relevant to you in light of your particular circumstances or if you are an investor subject to special rules, such as:

•    a bank or other financial institution;

•    an insurance company;

•    a dealer or an electing trader in securities subject to a mark-to-market method of tax accounting with respect to the MITTS;

•    a “real estate investment trust” or “regulated investment company”;

•    a tax-exempt entity, an “individual retirement account” or a “Roth IRA”;

•    a person holding the MITTS as part of a “straddle” or conversion transaction or one that enters into a “constructive sale” with respect to the MITTS;

•    a U.S. Holder (as defined below) whose functional currency is not the U.S. dollar;

•    a person that owns, or is deemed to own, 10% or more of our equity by vote or value; or

•    an entity classified as a partnership for U.S. federal income tax purposes.

If an entity that is classified as a partnership for U.S. federal income tax purposes holds the MITTS, the U.S. federal income tax treatment of a partner will generally depend on the status of the partner and the activities of the partnership. If you are a partnership holding the MITTS or a partner in such a partnership, you should consult your tax adviser as to the particular U.S. federal income tax consequences of holding and disposing of the MITTS to you and your partners.

We will not attempt to ascertain whether any issuer of any Market Measure (or the components of any Market Measure that is an equity index or basket of equity indices) (each, an “Underlying Issuer”) should be treated as a “passive foreign investment company” (“PFIC”) within the meaning of Section 1297 of the Code or as a “United States real property holding corporation” ("USRPHC") within the meaning of Section 897 of the Code. If any Underlying Issuer were so treated, certain adverse U.S. federal income tax consequences might apply to you if you are a U.S. Holder in the case of a PFIC, and if you are a non-U.S. Holder, in the case of USRPHC, upon a sale, exchange, retirement or other taxable disposition (each, a “taxable disposition”) of the MITTS. If you are a U.S. Holder and you own or are deemed to own an equity interest in a PFIC for any taxable year, you would generally be required to file IRS Form 8621 with your annual U.S. federal income tax return for that year, subject to certain exceptions. Failure to timely file the form may extend the time for tax assessment by the IRS. You should refer to information filed with the SEC or another governmental authority by each Underlying Issuer and consult your tax adviser regarding the possible consequences to you if any Underlying Issuer is or becomes a PFIC.

PS-27

This discussion is based on the Code, final, temporary and proposed regulations by the U.S. Treasury Department (“Treasury”), rulings, current administrative interpretations and official pronouncements of the Internal Revenue Service (the “IRS”), and judicial decisions, all as of the date of this product supplement, changes to any of which subsequent to the date of this product supplement may affect the tax consequences described herein, possibly with retroactive effect. This discussion does not address the effects of any applicable state, local or non-U.S. or other tax laws, or any federal taxes other than income taxes (such as estate or gift taxes). You should consult your tax adviser about the application of the U.S. federal tax laws to your particular situation, as well as any tax consequences arising under the laws of any state, local or non-U.S. taxing jurisdiction.

This discussion assumes that no foreign taxes will be imposed with respect to the MITTS. You should consult your tax adviser regarding the consequences of any non-U.S. tax imposed with respect to the MITTS generally and in your particular circumstances.

Tax Treatment of the MITTS

Unless otherwise noted in an applicable pricing supplement, the following discussion assumes that the stated treatment of each type of MITTS described below will be respected, and that except as described in “—Possible Taxable Event” below no deemed retirement and reissuance of the MITTS will occur. We do not plan to request a ruling from the IRS, and the IRS or a court might not agree with the treatment and consequences described below.

Tax Consequences to U.S. Holders

This section applies only to U.S. Holders. You are a “U.S. Holder” if, for U.S. federal income tax purposes, you are a beneficial owner of the MITTS and:

•    a citizen or individual resident of the United States;

•    a corporation created or organized in or under the laws of the United States, any state thereof or the District of Columbia; or

•    an estate or trust the income of which is subject to U.S. federal income taxation regardless of its source.

General

For U.S. federal income tax purposes, the issue price of MITTS of a series will equal the first price at which a substantial amount of the MITTS of that series is sold to the public (not including bond houses, brokers, or similar persons or organizations acting in the capacity of underwriters, placement agents or wholesalers). Subject to any additional discussion in the applicable pricing supplement, it is expected, and the discussion below assumes, that the issue price of the MITTS will be equal to the stated issue price indicated in the applicable pricing supplement.

If a market disruption event occurs, the timing (and potentially the character) of income you recognize with respect to the MITTS could be affected. See also “—Possible Taxable Event” regarding the possibility that certain changes could cause the MITTS to be deemed retired and reissued for U.S. federal income tax purposes.

PS-28

Short-Term MITTS

The following discussion applies to MITTS with a term of one year or less (from but excluding the issue date to and including the last possible date that the MITTS could be outstanding pursuant to their terms) (“Short-Term MITTS”). Generally, Short-Term MITTS are treated as issued at a discount equal to the sum of all payments required on the MITTS minus their issue price.

If you are a cash-method U.S. Holder, you generally will not be required to recognize income with respect to Short-Term MITTS prior to maturity or your disposition of the MITTS (other than with respect to the receipt of interest payments, if any). If you are an accrual-method U.S. Holder (or a cash-method U.S. Holder who elects to accrue income on the MITTS currently), you will be subject to rules that generally require accrual of discount on Short-Term MITTS on a straight-line basis, unless you elect a constant-yield method of accrual based on daily compounding. If you acquire Short-Term MITTS after their issue date (or at a price other than the issue price), you may elect to accrue income based on your acquisition discount, which is equal to the sum of all payments required on the MITTS minus their purchase price. Any such election will apply to all short-term obligations acquired by you on or after the first day of the first taxable year to which the election applies and all subsequent taxable years, unless the IRS consents to the revocation of the election. In the case of Short-Term MITTS that provide for one or more contingent payments, it is not clear whether or how any accrual should be determined prior to the relevant Maturity Valuation Period for such a payment. You should consult your tax adviser regarding the amount and timing of any accruals on such MITTS.

Upon a taxable disposition of Short-Term MITTS, you will generally recognize gain or loss equal to the difference between the amount realized on the taxable disposition and your tax basis in the MITTS. Your tax basis in the MITTS should equal their cost, increased, if you accrue income on the MITTS currently, by any previously accrued but unpaid discount. The amount of any resulting loss generally will be treated as a short-term capital loss, the deductibility of which is subject to limitations. If you recognize a loss above certain thresholds, you may be required to file a “reportable transaction” disclosure statement with the IRS. You should consult your tax adviser regarding this reporting obligation. Upon the scheduled retirement of Short-Term MITTS, if the amount of the payment on the Short-Term MITTS exceeds your tax basis in the MITTS, the excess will generally be treated as ordinary income. Upon a sale, exchange or early redemption of Short-Term MITTS you will recognize gain or loss in an amount equal to the difference between the amount received and your tax basis in the Short-Term MITTS. If you are a cash-method U.S. Holder who did not elect to accrue the discount on the Short-Term MITTS as it accrued, you will recognize ordinary income to the extent of the accrued discount not yet taken into income (although as described above, in the case of Short-Term MITTS with contingent payments, it is unclear how accruals should be determined). With respect to Short-Term MITTS that provide for contingent payments, it is unclear whether or to what extent any gain in excess of the accrued discount from a sale, exchange or redemption prior to maturity should be treated as short term capital gain or ordinary income.

If you are a cash-method U.S. Holder, unless you make the election to accrue income currently on the Short-Term MITTS, you will generally be required to defer deductions for interest paid on indebtedness incurred to purchase or carry the MITTS in an amount not exceeding the accrued discount that you have not included in income. If you make the election to accrue income currently, that election will apply to all short-term debt instruments acquired by you on or after the first day of the first taxable year to which that election applies. You should consult your tax adviser regarding these rules.

PS-29

We intend to treat any income with respect to the MITTS as U.S.-source income.

MITTS Treated as Contingent Payment Debt Instruments

This discussion assumes that, unless provided otherwise in an applicable pricing supplement, MITTS that provide for one or more contingent payments and are not Short-Term MITTS will be treated as contingent payment debt instruments for U.S. federal income tax purposes (“CPDIs”). The applicable pricing supplement for the MITTS will indicate if the MITTS are treated as CPDIs. CPDIs are subject to special rules set forth in applicable Treasury regulations (the “Contingent Debt Regulations”).

Interest Accruals on the CPDIs

We are required to determine a “comparable yield” for each issuance of CPDIs. The term “comparable yield” means the greater of (i) the annual yield at which we could issue a fixed-rate debt instrument with terms similar to those of the CPDIs, including the level of subordination, term, timing of payments and general market conditions, but excluding any adjustments for the riskiness of the contingencies or the liquidity of the CPDIs, and (ii) the applicable federal rate. Solely for purposes of determining the amount of interest income that you will be required to accrue, we are also required to construct a “projected payment schedule” in respect of the CPDIs representing a payment or a series of payments the amount and timing of which would produce a yield to maturity on the CPDIs equal to the comparable yield. The projected payment schedule must reflect each non-contingent payment and the projected amount of each contingent payment (determined under rules set forth in the Contingent Debt Regulations) on the CPDIs.

The applicable pricing supplement for MITTS treated as CPDIs will specify the comparable yield and the related projected payment schedule, or information on how to obtain them.

Neither the comparable yield nor the projected payment schedule constitutes a representation by us regarding the actual amounts that we will pay on the CPDIs.

For U.S. federal income tax purposes, you are required to use our determination of the comparable yield and projected payment schedule in determining interest accruals and adjustments in respect of the CPDI, unless you timely disclose and justify the use of other estimates to the IRS. Regardless of your method of tax accounting, you will be required to accrue interest income at the comparable yield, adjusted upward or downward to reflect the difference, if any, between the actual and the projected payments on the CPDI during the year (as described below).

You will be required for U.S. federal income tax purposes to accrue an amount of interest, for each accrual period prior to and including maturity or earlier taxable disposition of a CPDI, that equals the product of (i) the “adjusted issue price” of the CPDI (as defined below) as of the beginning of the accrual period, (ii) the comparable yield of the CPDI, adjusted for the length of the accrual period and (iii) the number of days during the accrual period that you held the CPDI divided by the number of days in the accrual period. The “adjusted issue price” of a CPDI is its issue price, increased by any interest income you have previously accrued (determined without regard to any adjustments to interest accruals described below), and decreased by the projected amounts of any payments previously made on the CPDI pursuant to the projected payment schedule (without regard to actual amounts paid). Accordingly, you generally will be required to include interest in income each year even though you may not receive a corresponding (or any) amount of cash in that year.

We intend to treat any income with respect to the MITTS as U.S.-source income.

PS-30

Adjustments to Interest Accruals on the CPDIs

In addition to interest accrued based upon the comparable yield as described above, you will be required to recognize interest income equal to the amount of any “net positive adjustment” (i.e., the excess of actual payments over projected payments) in respect of a CPDI for a taxable year. A “net negative adjustment” (i.e., the excess of projected payments over actual payments) in respect of a CPDI for a taxable year:

•    will first reduce the amount of interest in respect of the CPDI that you would otherwise be required to include in income in the taxable year;

•    to the extent of any excess, will give rise to an ordinary loss, but only to the extent that the amount of all your previous interest inclusions under the CPDI exceeds the total amount of the net negative adjustments treated as ordinary loss on the CPDI in prior taxable years; and

•    to the extent of any excess after applying the two steps above, will be carried forward as a negative adjustment to offset future interest income with respect to the CPDI or to reduce the amount realized on a disposition of the CPDI.

If you are a non-corporate U.S. Holder, a net negative adjustment is not treated as a miscellaneous itemized deduction.

Taxable Disposition of the CPDIs

Upon a taxable disposition of a CPDI, you generally will recognize taxable income or loss equal to the difference between (i) the amount realized from the disposition of the CPDI and (ii) your adjusted tax basis in the CPDI. Your adjusted tax basis in the CPDI will equal its cost, increased by any interest income you have previously accrued (determined without regard to adjustments due to differences between projected and actual payments) and decreased by the projected amounts of any payments previously made on the CPDI (without regard to actual amounts paid). At maturity, you will be treated as receiving the projected amount for that date (reduced by any carryforward of a net negative adjustment), and any difference between the amount actually received and that projected amount will be treated as a positive or negative adjustment governed by the rules described above. You generally must treat any income realized on a taxable disposition of a CPDI as interest income and any loss as ordinary loss to the extent of previous interest inclusions (reduced by the total amount of net negative adjustments previously taken into account as ordinary losses), and the balance as capital loss, the deductibility of which is subject to limitations. If you recognize a loss above certain thresholds, you may be required to file a “reportable transaction” disclosure statement with the IRS. You should consult your tax adviser regarding this reporting obligation.

Special Rules for Contingent Payments that Becomes Fixed

Special rules may apply if all the remaining payments on a CPDI become fixed. For this purpose, payments will be treated as fixed if the remaining contingencies with respect to them are remote or incidental. Under these rules, if one or more (but not all) contingent payments on a CPDI became fixed more than six months prior to the relevant payment dates, you will be required to make a positive or negative adjustment, as appropriate, equal to the difference between the present value of the amounts that are fixed and the present value of the projected amounts of the contingent payments as provided in the projected payment schedule, using the comparable yield as the discount rate in each case. In addition, you will be required to make adjustments to your accrual periods and your tax basis in the CPDI. The character of any gain or loss on a taxable disposition of your CPDI may also be affected. If all remaining scheduled contingent payments on a CPDI become fixed substantially contemporaneously, you will be required to make these adjustments in a reasonable manner over the remaining term of the CPDI. You should consult your tax adviser regarding the application of these rules.

PS-31

MITTS Purchased for Amounts Different from their Adjusted Issue Price

If you purchased a CPDI for an amount that is different from its “adjusted issue price,” you will be required to account for this difference, generally by allocating it reasonably among projected payments on the CPDI or daily portions of interest that you are required to accrue with respect to the CPDI and treating these allocations as adjustments to your income when the payment is made or the interest accrues. You should consult your tax adviser with respect to the tax consequences of an investment in a CPDI, including the treatment of the difference, if any, between your basis in the CPDI and the CPDI’s adjusted issue price.

Possible Taxable Event

A change to a Market Measure (resulting from, for example, a reorganization event) could result in a significant modification of the affected MITTS. A change in the methodology by which a Market Measure is calculated, a change in the components of a Market Measure, a change in the timing or amount of payments on the MITTS due to a market disruption event, the designation of a successor Market Measure, or the designation of a substitute or successor rate or other similar circumstances resulting in a material change to a Market Measure could also result in a significant modification of the affected MITTS. Additionally, in certain circumstances where our obligations under the MITTS are assumed by another entity, such substitution could result in a significant modification of the affected MITTS.

A significant modification may result in the MITTS being treated as redeemed and reissued for U.S. federal income tax purposes. In that event, you might be required to recognize gain or loss (in the case of a loss, subject to the possible application of the wash sale rules) with respect to the MITTS, and your holding period for your MITTS could be affected.

You should consult your tax adviser regarding the consequences of any significant modification of the MITTS.

Tax Consequences to Non-U.S. Holders

This section applies only to Non-U.S. Holders. You are a “Non-U.S. Holder” if, for U.S. federal income tax purposes, you are a beneficial owner of the MITTS and:

•    an individual nonresident alien;

•    a foreign corporation; or

•    a foreign trust or estate.

You are not a Non-U.S. Holder for purposes of this discussion if you are a beneficial owner of the MITTS who is (i) an individual who is present in the United States for 183 days or more in the taxable year of disposition or (ii) a former citizen or resident of the United States and certain conditions apply. If you are or may become such a person during the period in which you hold the MITTS, you should consult your tax adviser regarding the U.S. federal income tax consequences of an investment in the MITTS.

The discussion below generally assumes that income and gain on the MITTS are not effectively connected with your conduct of a trade or business within the United States, except as discussed under “—Effectively Connected Income” below.

PS-32

We intend to treat any income with respect to the MITTS as U.S.-source income, which may have withholding consequences to you as described below.

Subject to the discussions below under “—Dividend Equivalents under Section 871(m) of the Code,” “—FIRPTA,” and “FATCA,” you generally should not be subject to U.S. federal withholding or income tax in respect of payments on, or amounts you receive on a taxable disposition of, the MITTS if these amounts are not effectively connected with your conduct of a U.S. trade or business, provided that you furnish an appropriate IRS Form W-8 to the applicable withholding agent certifying under penalties of perjury that you are not a U.S. person and provided further that (i) you do not own, directly or by attribution, 10% or more of the total combined voting power of all classes of our stock entitled to vote; (ii) you are not a controlled foreign corporation related, directly or indirectly, to us through stock ownership; and (iii) you are not a bank receiving interest as descried in Section 881(c)(3)(A) of the Code.

We, or our agents, including BofAS, will not be required to pay any additional amounts with respect to U.S. federal withholding taxes.

Dividend Equivalents under Section 871(m) of the Code

Section 871(m) of the Code and the Treasury regulations thereunder (“Section 871(m)”) impose a 30% (or lower treaty rate) withholding tax on “dividend equivalents” paid or deemed paid to Non-U.S. Holders with respect to certain financial instruments linked to equities that could pay U.S.-source dividends for U.S. federal income tax purposes (“Underlying Securities”), as defined under the applicable Treasury regulations, or indices that include Underlying Securities. Section 871(m) generally applies to “specified equity-linked instruments” (“Specified ELIs”), which are financial instruments that substantially replicate the economic performance of one or more Underlying Securities, as determined based on tests set forth in the applicable Treasury regulations and discussed further below. Section 871(m) provides certain exceptions to this withholding regime, in particular for instruments linked to certain broad-based indices that meet requirements set forth in the applicable Treasury regulations (“Qualified Indices”) as well as exchange-traded funds that track such indices (“Qualified Index Securities”).

Although the Section 871(m) regime became effective in 2017, the applicable Treasury regulations, as modified by an IRS notice, phase in the application of Section 871(m) as follows:

•    For financial instruments issued prior to 2027, Section 871(m) will generally apply only to financial instruments that have a “delta” of one.

•    For financial instruments issued in 2027 and thereafter, Section 871(m) will apply if either (i) the “delta” of the relevant financial instrument is at least 0.80, if it is a “simple” contract, or (ii) the financial instrument meets a “substantial equivalence” test, if it is a “complex” contract.

“Delta” for this purpose is generally defined as the ratio of the change in the fair market value of a financial instrument to a small change in the fair market value of the number of shares of the Underlying Security. The “substantial equivalence” test measures whether a complex contract tracks its “initial hedge” (shares of the Underlying Security that would fully hedge the contract) more closely than would a “benchmark” simple contract with a delta of 0.80.

The calculations are generally made at the “calculation date,” which is the earlier of (i) the time of pricing of the MITTS, i.e., when all material terms have been agreed on, and (ii) the issuance of the MITTS. However, if the time of pricing is more than 14 calendar days before the issuance of the MITTS, the calculation date is the date of the issuance of the MITTS. In those circumstances, information regarding our final determinations for purposes of Section 871(m) may be available only after the time of pricing of the MITTS. As a result, you should acquire such MITTS only if you are willing to accept the risk that the MITTS are treated as Specified ELIs subject to withholding under Section 871(m).

PS-33

If the terms of the MITTS are subject to a significant modification (for example, upon an event discussed above under “Tax Consequences to U.S. Holders—Possible Taxable Event”), the MITTS may be treated as reissued for this purpose and could become Specified ELIs at the time of the significant modification, depending on the application of the rules at that time to the significant modification. If, pursuant to the terms of the MITTS, an Underlying Security is added to (or substituted into) the composition of the MITTS’s Market Measure(s) after the issuance of the MITTS, whether or not resulting in a significant modification, we may determine that the MITTS are subject to withholding under Section 871(m) at that later time. Accordingly, prospective investors should acquire MITTS with the understanding that withholding may apply to payments thereon.

If the MITTS are Specified ELIs, withholding in respect of dividend equivalents will, depending on the issuer or applicable withholding agent’s circumstances, generally be required either (i) on the underlying dividend payment date or (ii) when cash payments are made on the MITTS or upon the date of maturity, lapse or other disposition of the MITTS by you, or possibly upon certain other events. Depending on the circumstances, we or the applicable withholding agent may withhold the required amounts from coupons or other payments on the MITTS, from proceeds of the retirement or other disposition of the MITTS, or from your other cash or property held by us or the withholding agent. If withholding applies, you should expect that we or the withholding agent will withhold at the applicable statutory rate.

The dividend equivalent amount will include the amount of any actual or, under certain circumstances, estimated dividend. If the dividend equivalent amount is based on the actual dividend, it will be equal to the product of: (i) in the case of a “simple” contract, the per-share dividend amount, the number of shares of an Underlying Security and the delta; or (ii) in the case of a complex contract, the per-share dividend amount and the initial hedge. The per-share dividend amount will be the actual dividend (including any special dividends) paid with respect to a share of the Underlying Security. If the dividend equivalent amount is based on an estimated dividend, we will provide the information on how to obtain the estimated amounts in the applicable pricing supplement for the MITTS.

Depending on the terms of the MITTS and whether or not they are issued prior to 2027, the applicable pricing supplement may contain additional information relevant to Section 871(m).

Prospective purchasers of the MITTS should consult their tax advisers regarding the potential application of Section 871(m) to the particular MITTS and, if withholding applies, whether they are eligible for a refund of any part of the withholding tax discussed above on the basis of an applicable U.S. income tax treaty, as well as the process for obtaining such a refund (which will generally require the filing of a U.S. federal income tax return). In some circumstances, it may not be possible for you to obtain the documentation necessary to support a refund claim under an applicable treaty. Our determination is binding on you and withholding agents, but it is not binding on the IRS. The Section 871(m) regulations require complex calculations to be made with respect to MITTS linked to equities that could pay U.S.-source dividends and their application to a specific issue of MITTS may be uncertain. Accordingly, even if we determine that certain MITTS are not Specified ELIs, the IRS could challenge our determination and assert that withholding is required in respect of those MITTS. Moreover, your consequences under Section 871(m) may depend on your particular circumstances. For example, if you enter into other transactions relating to an Underlying Security, you could be subject to withholding tax or income tax liability under Section 871(m) even if the MITTS are not Specified ELIs subject to Section 871(m) as a general matter. You should consult your tax advisers regarding the application of Section 871(m) in your particular circumstances.

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We or our agents, including BofAS, will not be required to pay any additional amounts with respect to withholding under Section 871(m).

FIRPTA

Section 897 of the Code, commonly referred to as “FIRPTA,” applies to certain interests in entities that beneficially own significant amounts of United States real property interests (each, a “USRPI”). We will not attempt to ascertain whether any Underlying Issuer should be treated as a USRPHC for purposes of Section 897. If an Underlying Issuer were so treated, it is possible that, subject to the exceptions discussed in the following paragraph, the MITTS could be treated as USRPIs, in which case any gain from the disposition of the MITTS would generally be subject to U.S. federal income tax and would be required to be reported by the Non-U.S. Holder on a U.S. federal income tax return, generally in the same manner as if the Non-U.S. Holder were a U.S. Holder, and would in certain cases be subject to withholding in the amount of 15% of the gross proceeds of such disposition. We or our agents, including BofAS, will not be required to pay any additional amounts with respect to U.S. federal withholding taxes.

An exception to the FIRPTA rules applies in respect of interests in entities that have a regularly traded class of interests outstanding. Under this exception, assuming the MITTS themselves are not “regularly traded” on an established securities market, the MITTS generally will not be subject to the FIRPTA rules unless their fair market value upon acquisition exceeds 5% of the relevant Underlying Issuer’s regularly traded class of interests as specified in the applicable Treasury regulations. In the case of MITTS that are regularly traded, an interest in 5% or less of the outstanding MITTS of that class or series generally should not be subject to the FIRPTA rules. It may not be clear whether the MITTS are considered to be "regularly traded on an established securities market" for purposes of these rules. Certain attribution and aggregation rules apply, and prospective purchasers are urged to consult their tax advisers regarding whether their ownership interest in the MITTS will be subject to an exemption from the FIRPTA rules in light of their circumstances, including any other interest they might have in a relevant Underlying Issuer.

You should refer to information filed with the SEC or another governmental authority by each Underlying Issuer and consult your tax adviser regarding the possible consequences to you if any Underlying Issuer is or becomes a USRPHC (as well as certain presumptions under the applicable rules regarding whether an Underlying Issuer is treated as a USRPHC and, to the extent relevant, how to establish that an Underlying Issuer is not a USRPHC).

Effectively Connected Income

If you are engaged in a U.S. trade or business, and if income or gain from the MITTS is effectively connected with the conduct of that trade or business, you generally will be subject to regular U.S. federal income tax with respect to that income or gain in the same manner as if you were a U.S. Holder, subject to the provisions of an applicable income tax treaty. If you are a corporation, you should also consider the potential application of a 30% (or lower treaty rate) branch profits tax. You will be required to provide an IRS Form W-8ECI to the applicable withholding agent to establish an exemption from withholding for amounts paid on the MITTS that would otherwise be subject to withholding. If this paragraph applies to you, you should consult your tax adviser with respect to other U.S. tax consequences of the ownership and disposition of the MITTS, including the possible imposition of a 30% branch profits tax if you are a corporation.

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Fungibility of Subsequent Issuances of the MITTS

We may, without the consent of the holders of outstanding MITTS, issue additional MITTS with identical terms. Even if they are treated for non-tax purposes as part of the same series as the original MITTS, these additional MITTS may be treated as a separate issue for U.S. federal income tax purposes or otherwise be treated differently from the original MITTS. In addition, we may (or an affiliate of ours may), without the consent of the holders of outstanding MITTS, repurchase and resell a portion of the outstanding MITTS. Such repurchased and resold MITTS may, under certain circumstances, be treated as a separate issue for U.S. federal income tax purposes from the outstanding MITTS that are not repurchased and resold. The additional MITTS, or repurchased and resold MITTS, may be considered to have been issued (in whole or in part) with original issue discount even if the original MITTS had no original issue discount, or the additional MITTS may have a greater amount of original issue discount than the original MITTS. These differences may affect the market value of the original MITTS if the additional MITTS are not otherwise distinguishable from the original MITTS.

Information Reporting and Backup Withholding

Payments on the MITTS as well as the proceeds of a taxable disposition (including retirement) of the MITTS generally will be subject to information reporting and, if you fail to provide certain identifying information (such as an accurate taxpayer identification number if you are a U.S. Holder) or meet certain other conditions, generally will be subject to backup withholding, unless you are an exempt recipient and, if required, you establish your exempt status. If you are a Non-U.S. Holder that provides the applicable withholding agent with the appropriate IRS Form W-8, you will generally establish an exemption from backup withholding. Amounts withheld under the backup withholding rules are not additional taxes and may be refunded or credited against your U.S. federal income tax liability, provided the relevant information is timely furnished to the IRS. We, or our agents, including BofAS, will not be required to pay any additional amounts with respect to any backup withholding.

FATCA

Legislation commonly known as “FATCA” and Treasury regulations thereunder generally impose a withholding tax of 30% on payments to certain non-U.S. entities (including financial intermediaries) with respect to certain financial instruments, unless various U.S. information reporting and due diligence requirements (that are in addition to, and potentially significantly more onerous than, the requirement to deliver an IRS Form W-8) have been satisfied. An intergovernmental agreement between the United States and the non-U.S. entity’s jurisdiction may modify these requirements. Withholding under FATCA applies to payments of U.S.-source “fixed or determinable annual or periodical” (FDAP) income. While the FATCA rules also require withholding on payments of gross proceeds from dispositions of financial instruments that provide for U.S.-source interest of dividends, proposed regulations would eliminate this requirement with respect to gross proceeds, and Treasury has stated that taxpayers may rely on these proposed regulations pending their finalization. If you are a Non-U.S. Holder, or a U.S. Holder holding MITTS through a non-U.S. financial intermediary, you should consult your tax adviser regarding the potential application of FATCA to the MITTS, including the availability of certain refunds or credits. We, or our agents, including BofAS, will not be required to pay any additional amounts with respect to any withholding taxes.

Disclosure Requirements

Applicable Treasury regulations require taxpayers that participate in certain “reportable transactions” to disclose their participation to the IRS by attaching Form 8886 to their tax returns and to retain a copy of all documents and records related to the transaction. In addition, organizers and sellers of such transactions are required to maintain records, including lists identifying investors in the transaction, and must furnish those records to the IRS upon demand. Whether an investment in the MITTS constitutes a “reportable transaction” for any U.S. Holder may depend on the U.S. Holder's particular circumstances.

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“Reportable transactions” include, among other things, “loss transactions” that result in a taxpayer's claiming certain losses in excess of specified amounts and certain transactions identified by the IRS. In October 2015, the U.S. Treasury Department and the IRS released notices designating certain “basket options,” “basket contracts” and substantially similar transactions as reportable transactions. In July 2024, proposed Treasury Regulations were promulgated that include rules substantially similar to the notices but that, if finalized, would instead designate such transactions as listed transactions (as opposed to transactions of interest). Although the notices are no longer in force, the proposed regulations would, if finalized as drafted, apply retroactively. The notices and proposed regulations apply to specified transactions in which a taxpayer or its “designee” has, and exercises, discretion to change the assets or an algorithm underlying the transaction. While an exercise of the type of discretion that would give rise to such reporting requirements in respect of the MITTS is not expected, if we, an index sponsor or calculation agent or other person were to exercise certain discretion under the terms of the MITTS or an index underlying the MITTS and were treated as a U.S. holder's “designee” for these purposes, unless an exception applied certain U.S. Holders of the relevant MITTS would be required to report certain information to the IRS, as set forth in the applicable Treasury regulations, or be subject to penalties. We might also be required to report information regarding the transaction to the IRS. However, as set forth in the notices and proposed regulations, a person will not be treated as a designee if, for example, the index is a “widely used and publicly quoted index that is based on objective financial information” or “an index that tracks a broad market or a market segment,” such as the S&P 500 Index. In addition, the notices and proposed regulations provide certain exceptions. For example, the notices and proposed regulations will not apply if the MITTS are treated as “contingent payment debt instruments”.

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BENEFIT PLAN INVESTOR CONSIDERATIONS

Each fiduciary of a pension, profit-sharing or other employee benefit plan to which Title I of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), applies (a “Plan”), should consider the fiduciary standards of ERISA in the context of the Plan’s particular circumstances before authorizing an investment in the MITTS. Accordingly, among other factors, the fiduciary should consider whether the investment would satisfy the prudence and diversification requirements of ERISA and would be consistent with the documents and instruments governing the Plan. When we use the term “holder” in this section, we are referring to a beneficial owner of the MITTS and not the record holder.

Section 406 of ERISA and Section 4975 of the Code prohibit Plans, as well as individual retirement accounts, Keogh plans and other arrangements to which Section 4975 of the Code applies (also “Plans”), from engaging in specified transactions involving “plan assets” with persons who are “parties in interest” under ERISA or “disqualified persons” under the Code (collectively, “Parties in Interest”) with respect to such Plans. A violation of those “prohibited transaction” rules may result in an excise tax or other liabilities under ERISA and/or Section 4975 of the Code for such persons, unless statutory or administrative exemptive relief is available. Therefore, a fiduciary of a Plan should also consider whether an investment in the MITTS might constitute or give rise to a prohibited transaction under ERISA or the Code.

Employee benefit plans that are governmental plans, as defined in Section 3(32) of ERISA, certain church plans, as defined in Section 3(33) of ERISA, and non-U.S. plans, as described in Section 4(b)(4) of ERISA (collectively, “Non-ERISA Arrangements”), are not subject to the requirements of ERISA or Section 4975 of the Code, but may be subject to similar rules under other applicable laws or regulations (“Similar Laws”).

Because of our business, we and our affiliates may each be considered a Party in Interest with respect to many Plans. Special caution should be exercised, therefore, before the MITTS are purchased by a Plan. In particular, the fiduciary of the Plan should consider whether statutory or administrative exemptive relief is available. The U.S. Department of Labor has issued five prohibited transaction class exemptions (“PTCEs”) that may provide exemptive relief for direct or indirect prohibited transactions resulting from the purchase or holding of the MITTS. Those class exemptions are:

•	PTCE 96-23, for specified transactions determined by in-house asset managers;

•	PTCE 95-60, for specified transactions involving insurance company general accounts;

•	PTCE 91-38, for specified transactions involving bank collective investment funds;

•	PTCE 90-1, for specified transactions involving insurance company separate accounts; and

•	PTCE 84-14, for specified transactions determined by independent qualified professional asset managers.

In addition, Section 408(b)(17) of ERISA and Section 4975(d)(20) of the Code provide an exemption for transactions between a Plan and a person who is a Party in Interest (other than a fiduciary who has or exercises any discretionary authority or control with respect to investment of the plan assets involved in the transaction or renders investment advice with respect thereto) solely by reason of providing services to the Plan (or by reason of a relationship to such a service provider), if in connection with the transaction the Plan receives no less, and pays no more, than “adequate consideration” (within the meaning of Section 408(b)(17) of ERISA).

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The foregoing list of exemptions is not exhaustive, and there can be no assurance that any of them will be available with respect to transactions involving the MITTS. Other statutory or administrative class exemptions may be applicable. In addition, a purchaser or holder may obtain an individual administrative exemption.

Any purchaser or holder of the MITTS or any interest in the MITTS will be deemed to have represented by its purchase and holding that either:

•	no portion of the assets used by such purchaser or holder to acquire or purchase the MITTS constitutes assets of any Plan or Non-ERISA Arrangement; or

•	the purchase, holding and subsequent disposition of the MITTS by such purchaser or holder will not constitute or result in a non-exempt prohibited transaction under Section 406 of ERISA or Section 4975 of the Code or a violation under any Similar Laws.

Due to the complexity of these rules and the penalties that may be imposed upon persons involved in non-exempt prohibited transactions, it is particularly important that fiduciaries or other persons considering purchasing the MITTS on behalf of or with “plan assets” of any Plan consult with their counsel regarding the potential consequences under ERISA, the Code and any applicable Similar Law, of the acquisition of the MITTS and the availability of exemptive relief under PTCE 96-23, 95-60, 91-38, 90-1 or 84-14 or another applicable statutory or administrative exemption.

The MITTS are contractual financial instruments. The financial exposure provided by the MITTS is not a substitute or proxy for, and is not intended as a substitute or proxy for, individualized investment management or advice for the benefit of any purchaser or holder of the MITTS. The MITTS have not been designed and will not be administered in a manner intended to reflect the individualized needs and objectives of any purchaser or holder of the MITTS.

Each purchaser or holder of the MITTS acknowledges and agrees that:

(i) the purchaser or holder or its fiduciary has made and shall make all investment decisions for the purchaser or holder and the purchaser or holder has not relied and shall not rely in any way upon us or our affiliates to act as a fiduciary or advisor of the purchaser or holder with respect to (a) the design and terms of the MITTS, (b) the purchaser or holder’s investment in the MITTS, or (c) the exercise of or failure to exercise any rights we or any of our affiliates, or the purchaser or holder, has under or with respect to the MITTS;

(ii) we and our affiliates have acted and will act solely for our own account in connection with (a) all transactions relating to the MITTS and (b) all hedging transactions in connection with our or our affiliates’ obligations under the MITTS;

(iii) any and all assets and positions relating to hedging transactions by us or our affiliates are assets and positions of those entities and are not assets and positions held for the benefit of the purchaser or holder;

(iv) our and our affiliates’ interests may be adverse to the interests of the purchaser or holder; and

(v) neither we nor any of our affiliates is a fiduciary or advisor of the purchaser or holder in connection with any such assets, positions or transactions, and any information that we or any of our affiliates may provide is not intended to be impartial investment advice.

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Purchasers of the MITTS have the exclusive responsibility for ensuring that their purchase, holding and subsequent disposition of the MITTS does not violate the fiduciary or prohibited transaction rules of ERISA, the Code or any Similar Law. Nothing in this product supplement is, or should be construed as, a representation or advice as to whether an investment in the MITTS would be appropriate for, or would meet any or all of the relevant legal requirements with respect to investments by, Plans or Non-ERISA Arrangements generally or any particular Plan or Non-ERISA Arrangement. Neither this discussion nor anything else in this product supplement is or is intended to be investment advice directed at any potential purchaser that is a plan or non-ERISA arrangement, or at such purchasers generally, and such purchasers should consult and rely on their counsel and advisors as to whether an investment in the MITTS is suitable and consistent with ERISA, the Code and any Similar Laws, as applicable.

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